                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 The Clorox Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 [CLOROX LOGO]

                               THE CLOROX COMPANY

                                   ---------

                         NOTICE OF 1999 ANNUAL MEETING
                                PROXY STATEMENT
                                      AND
                          ANNUAL FINANCIAL STATEMENTS

                                 -------------

                               ANNUAL MEETING OF
                                  STOCKHOLDERS
                               NOVEMBER 17, 1999

--------------------------------------------------------------------------------

                                     [LOGO]

                               THE CLOROX COMPANY
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 17, 1999

The Annual Meeting of Stockholders of The Clorox Company, a Delaware corporation (the "Company"), will be held at 9:00 A.M. on Wednesday, November 17, 1999, at the offices of the Company, 1221 Broadway, Oakland, California, for the following purposes:

    1. To elect a board of thirteen directors to hold office until the next annual election of directors;

    2. To consider and vote upon an amendment of the Company's Certificate of Incorporation to increase the number of shares of authorized Common Stock of the Company;

    3. To ratify the selection of Deloitte & Touche LLP, certified public accountants, for the fiscal year ending June 30, 2000; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors has fixed the close of business on September 20, 1999 as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting and any adjournment thereof. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of the Company at 1221 Broadway, Oakland, California.

A copy of the Company's Annual Report for the fiscal year ended June 30, 1999 is included with this mailing.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL READ THE ENCLOSED PROXY STATEMENT AND THE VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, AND THEN VOTE
(1) BY COMPLETING, SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE, OR (2) BY CALLING THE TOLL-FREE NUMBER LISTED ON THE PROXY CARD, OR (3) VIA THE INTERNET AS INDICATED ON THE PROXY CARD. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                                          By Order of the Board of Directors

                                               [SIGNATURE]

                                          Peter D. Bewley,
                                          SENIOR VICE PRESIDENT -- GENERAL
                                          COUNSEL
                                          AND SECRETARY

September 29, 1999

                               THE CLOROX COMPANY
                                 1221 BROADWAY
                           OAKLAND, CALIFORNIA 94612
                                PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of The Clorox Company, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company, to be held at 9:00 A.M. on November 17, 1999 at the above offices of the Company (the "Annual Meeting").

THE PROXY

A stockholder giving the enclosed proxy may revoke it at any time before it is used by giving written notice of revocation to the Secretary of the Company or by voting in person at the Annual Meeting.

VOTING AT THE ANNUAL MEETING

All share numbers in this proxy statement give effect to the two-for-one stock split declared July 20, 1999, effected in the form of a stock dividend paid August 23, 1999 on all shares of the Company's common stock, $1.00 par value (the "Common Stock"), outstanding as of the close of business on July 30, 1999.

The only voting securities of the Company are its shares of Common Stock, of which 236,295,123 shares were outstanding and entitled to vote at the close of business on September 20, 1999. Only stockholders of record at the close of business on September 20, 1999 are entitled to vote at the Annual Meeting. The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders.

The holders of a majority of the issued and outstanding Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Abstentions and broker non-votes are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions are not counted as votes cast on the proposed election of directors, but will have the same legal effect as a vote against the proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock and the proposed ratification of the appointment of independent auditors. Broker non-votes are not counted as votes cast on any matter to which they relate.

This proxy statement and the accompanying proxy are first being sent or given to stockholders on or about September 29, 1999.

PROPOSAL NO. 1:
NOMINEES FOR ELECTION AS DIRECTORS

At the Annual Meeting, thirteen persons will be elected as members of the board of directors, each for a one-year term. The Nominating Committee of the board of directors has nominated the thirteen persons listed below for election at the Annual Meeting. All of such nominees were elected at the Company's Annual Meeting of Stockholders held on November 18, 1998, except Mr. Robert Matschullat and Ms. Elaine Chao.

The proxies given to the proxyholders will be voted or not voted as directed and, if no direction is given, will be voted FOR these thirteen nominees. The board of directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person to the office of director as the board of directors may nominate in the place of such nominee. Directors will be elected by a plurality of the shares represented and voting at the meeting.

Certain information with respect to each nominee appears on the following pages, including age, period or periods served as a director, position (if any) with the Company, business experience during at least the past five years and directorships of other publicly-owned corporations.

-----------------------------------------------------------------------------------------
NAME, PRINCIPAL OCCUPATION                                              DIRECTOR
  AND OTHER INFORMATION                                                  SINCE

-----------------------------------------------------------------------------------------

DANIEL BOGGAN, JR. Senior Vice President, the National                    1990
Collegiate Athletic Association.

Mr. Boggan became Senior Vice President of the National
Collegiate Athletic Association in 1996, after having been
Group Executive Director for Education Services for the
National Collegiate Athletic Association since November 1994.
Previously, he had been Vice Chancellor for business and
administrative services at the University of
California at Berkeley since 1986. Prior to that, he served
several cities and two counties as a senior manager. Mr.                [PHOTO]
Boggan is a director of Payless Shoesource, Inc. and serves
on various local boards. Age: 53.

---------------------------------------------------------------------------------

ELAINE L. CHAO Distinguished Fellow, The Heritage Foundation.             1999

Ms. Chao is a Distinguished Fellow at The Heritage Foundation
(tax-exempt public policy institute) and Chairman of the
Asian Studies Center Advisory Council. Prior to that, Ms.
Chao was President and Chief Executive Officer of United Way
of America (non-profit charitable organization) from 1992 to
1996. Previously, she was also Director
of the Peace Corps (world's largest volunteer organization)
and Deputy Secretary of the U.S. Department of
Transportation. Ms. Chao is a director of Dole Food Company,            [PHOTO]
Inc., C.R. Bard, Inc., Northwest Airlines, Inc., and NASD,
Inc. Age: 46.

---------------------------------------------------------------------------------

JOHN W. COLLINS Former President and Chief Operating Officer              1993
of the Company.

Mr. Collins was President and Chief Operating Officer of the
Company from March 1986 through December 1989. He was also a
Director of the Company from July 1983 through October 1989.
Beginning January 1990, he was on a paid leave of absence,
which extended until his retirement on December 31, 1993. He was not active in the
Company's affairs from January 1990 until his reelection to             [PHOTO]
the board of directors in January 1993. Age: 68.

---------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
NAME, PRINCIPAL OCCUPATION                                              DIRECTOR
  AND OTHER INFORMATION                                                  SINCE
-----------------------------------------------------------------------------------------

URSULA FAIRCHILD Private Investor and Member of the                       1976
Supervisory Board of Henkel KGaA.

Ms. Fairchild is a private investor, as well as a member of
the Supervisory Board of Henkel KGaA, Duesseldorf, Germany
(manufacturer of household products and chemicals). She is a member of the Henkel family, which controls Henkel KGaA, and is nominated pursuant to an understanding between the Company and Henkel KGaA (see Certain
Relationships and Transactions, page 10 below). Age: 68.                [PHOTO]

---------------------------------------------------------------------------------

TULLY M. FRIEDMAN Chairman and Chief Executive Officer,                   1997
Friedman, Fleischer & Lowe, LLC.

Mr. Friedman is the Chairman and Chief Executive Officer of
Friedman, Fleischer & Lowe, LLC (a private investment firm).
Prior to that, Mr. Friedman was a founding partner of Hellman
& Friedman (a private investment firm) and a managing
director and general partner of Salomon Brothers, Inc. He is a director of Levi Strauss & Co., Inc.,
Mattel, Inc., McKesson Corp. and on the advisory board of
Tevecap, S.A. Mr. Friedman is also a member of the executive            [PHOTO]
committee, a trustee, and the treasurer of the American
Enterprise Institute. Age: 57.

---------------------------------------------------------------------------------

JUERGEN MANCHOT Vice-Chairman of the Shareholders' Commit-                1989
tee, Henkel KGaA.

Dr. Manchot is the Vice-Chairman of the Shareholders'
Committee of Henkel KGaA, Duesseldorf, Germany (manufacturer of household products and chemicals). He is a member of the
Henkel family, which controls Henkel KGaA, and is nominated
pursuant to an understanding between the Company and Henkel
KGaA (see Certain Relation-
ships and Transactions, page 10 below). Dr. Manchot is a                [PHOTO]
director of Transaction Network Services Inc. Age: 62.

---------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
NAME, PRINCIPAL OCCUPATION                                              DIRECTOR
  AND OTHER INFORMATION                                                  SINCE
-----------------------------------------------------------------------------------------

ROBERT W. MATSCHULLAT Vice Chairman and Chief Financial                   1999
Officer of The Seagram Company Ltd.

Mr. Matschullat is the Vice Chairman and Chief Financial
Officer of The Seagram Company Ltd. (a global company
engaging in two business segments: entertainment and spirits and wine). Prior to joining The Seagram Company Ltd. in 1995,
Mr. Matschullat served as head of worldwide banking for
Morgan Stanley & Co. Incorporated,
and was one of six management members of the Morgan Stanley
Group board of directors. He is a director of The Seagram               [PHOTO]
Company Ltd. and USA Networks, Inc. Age: 51.

---------------------------------------------------------------------------------

DEAN O. MORTON Retired Executive Vice President and Chief                 1991
Operating Officer, Hewlett-Packard Company.

Mr. Morton was the Executive Vice President, Chief Operating
Officer and a Director of Hewlett-Packard Company
(manufacturer of computer systems and test and measurement
instruments) until his retirement in 1992. Mr. Morton is a
director of ALZA Corporation, KLA-Tencor Inc., Centigram
Communications Corporation and BEA
Systems Inc. He is a trustee of The State Street Research
Group of Funds, The State Street Research Portfolios, Inc.              [PHOTO]
and The Metropolitan Series Fund Inc. Age: 67.

---------------------------------------------------------------------------------

KLAUS MORWIND Executive Vice President, Personally Liable                 1995
Associate, and Member of Management Board, Henkel KGaA.

Dr. Morwind is Executive Vice President, Personally Liable
Associate and a member of the Management Board of Henkel
KGaA, Duesseldorf, Germany (manufacturer of household
products and chemicals). He joined Henkel KGaA in 1969 and
held several management positions before assuming his current responsibility. Dr. Morwind is
nominated pursuant to an understanding between the Company
and Henkel KGaA (see Certain Relationships and Transactions,            [PHOTO]
page 10 below). Age: 56.

---------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
NAME, PRINCIPAL OCCUPATION                                              DIRECTOR
  AND OTHER INFORMATION                                                  SINCE
-----------------------------------------------------------------------------------------

EDWARD L. SCARFF Private Investor.                                        1986

Mr. Scarff has been a private investor for more than five
years. From 1983 through 1994, he was Chairman of the Board
and Chief Executive Officer of Arcata Corporation (commercial printer and manufacturer of redwood lumber). Mr. Scarff is a director of Unicon International Ltd., Channel Master LLC,
IMPCO Technologies and is
General Partner of Questor Management Co. Age: 68.                      [PHOTO]

---------------------------------------------------------------------------------

LARY R. SCOTT Executive Vice President, Arkansas Best                     1989
Corporation.

Mr. Scott was elected as Executive Vice President of Arkansas
Best Corporation (holding company with a multi-industry
composition) in January 1996. Previously, he had been
Chairman and Chief Executive Officer of WorldWay Corporation
from May 1993 until January 1996. Prior to that, Mr. Scott
was President and Chief Executive Officer of
Consolidated Freightways, Inc. (a worldwide transportation              [PHOTO]
company). Age: 63.

---------------------------------------------------------------------------------

G. CRAIG SULLIVAN Chairman of the Board and Chief Executive               1992
Officer of the Company.

Mr. Sullivan has been Chairman of the Board and Chief
Executive Officer of the Company since July 1, 1992.
Previously, he was Vice Chairman and Chief Executive Officer
(May-June, 1992); Group Vice President (1989-1992); Vice
President -- Household Products (1984-1989); and Vice
President -- Food Service Products
(1981-1984). He joined the Company in 1971. Mr. Sullivan is a           [PHOTO]
director of Levi Strauss & Co., Inc. Age: 59.

---------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
NAME, PRINCIPAL OCCUPATION                                              DIRECTOR
  AND OTHER INFORMATION                                                  SINCE
-----------------------------------------------------------------------------------------

C. A. (AL) WOLFE Retired President, U.S. Division, DDB                    1991
Needham Worldwide, and President, Al Wolfe Associates, Inc.

Mr. Wolfe is the President of Al Wolfe Associates, Inc., a
marketing and advertising consulting firm. He is the retired
President of the U.S. Division of DDB Needham Worldwide, a
major advertising agency. Previously, Mr. Wolfe had been
Executive Vice President of N.W. Ayer and Executive Vice
President and General Manager of Wells, Rich,
Greene advertising agencies. He is a director of Dolphin                [PHOTO]
Software, Inc. Age: 67.

---------------------------------------------------------------------------------

ORGANIZATION OF THE BOARD OF DIRECTORS

The board of directors has established five standing committees: the Executive Committee, the Finance Committee, the Audit Committee, the Nominating Committee, and the Employee Benefits and Management Compensation Committee. The Finance, Audit, Nominating, and Employee Benefits and Management Compensation Committees consist only of non-management, independent directors.

EXECUTIVE COMMITTEE. The Executive Committee, consisting of directors Collins, Fairchild, Friedman, Manchot, Morton, Scarff and Sullivan, is delegated all of the powers of the board of directors except certain powers reserved by law to the full board. In addition to being available to meet between regular board meetings on occasions when board action is required but the convening of a full board is impracticable, the Executive Committee is authorized to handle special assignments as requested from time to time by the board. The Executive Committee held no meetings during fiscal year 1999.

FINANCE COMMITTEE. The Finance Committee consists of directors Boggan, Collins, Friedman, Manchot, Matschullat, Morton, Morwind and Scarff and, working with the Company's finance and operating personnel, considers and recommends to the board major financial policies and actions of the Company. The Finance Committee held 5 meetings during fiscal year 1999.

AUDIT COMMITTEE. The Audit Committee, composed of directors Fairchild, Matschullat, Morwind, Scarff, Scott and Wolfe, is the principal link between the board and the Company's independent public accountants. The Audit Committee makes recommendations to the board regarding selection and employment of the Company's independent auditors and, working with the Company's internal and external auditors, monitors internal audit and control procedures. The Audit Committee held 4 meetings during fiscal year 1999.

NOMINATING COMMITTEE. Directors Boggan, Fairchild, Scarff and Wolfe are members of the Nominating Committee. The Nominating Committee identifies and recommends to the board of directors prospective candidates to be considered as nominees for election to the board. The Nominating Committee will consider board nominee recommendations by stockholders which are submitted in writing to the Company's Secretary, together with biographical and business experience information regarding the nominee and other information that is required by Article II,
Section 11 of the Company's by-laws. The Nominating Committee held 5 meetings during fiscal year 1999.

COMPENSATION COMMITTEE. The Employee Benefits and Management Compensation Committee (the "Compensation Committee") consists of directors Fairchild, Friedman, Manchot, Morton and Scott. The Compensation Committee establishes and monitors the policies under which compensation is paid or awarded to the Company's executive officers, determines executive compensation, grants stock options, restricted stock, performance units and other cash or stock awards under the Company's executive incentive compensation and stock incentive plans, and reviews pension and other retirement plans for adequacy and compliance with applicable regulations. The Compensation Committee held 4 meetings during fiscal year 1999.

The board of directors held nine meetings during fiscal year 1999. All directors attended more than 75% of the meetings of the board and committees of which they were members during fiscal year 1999, except for Dr. Manchot, who attended 50% of such meetings.

Non-management directors received an annual fee of $28,750 for the 1999 fiscal year. In addition, each non-management director received $1,000 for each board meeting attended and $875, increased to $1,000 in January 1999, for each committee meeting attended. The chairperson of each committee received $675 in addition for each committee meeting until January 1, 1999, when each committee chairperson's extra compensation was changed to an additional $3,000 annual fee. In addition, each non-management director is entitled to receive $1,000 per day for any special assignment requested of any such director by the board. No special assignment fees were paid in fiscal year 1999. Directors may elect to defer all or a part of such compensation pursuant to the terms of the Company's Independent Directors' Stock-Based Compensation Plan (the "Directors' Stock-Based Compensation Plan"). Management directors receive no extra compensation for their service as directors.

Under the Directors' Stock-Based Compensation Plan, a director may annually elect to receive all or a portion of her or his annual retainer and meeting fees in the form of cash, Common Stock, deferred cash or deferred stock units. In addition, each non-employee director also receives an annual grant of $10,000 of deferred stock units. Interest accrues on deferred amounts at an annual interest rate equal to Wells Fargo Bank's prime lending rate in effect on January 1 of each year (7.75% at January 1, 1999). Each deferred stock unit represents a hypothetical share of Common Stock, and a participant's deferred stock unit account is increased by Common Stock dividends paid by the Company. Upon termination of service as a director, the amounts accrued for the director under the Directors' Stock-Based Compensation Plan are paid out in cash and/or Common Stock in five annual installments or, at the director's election, in one lump sum payment of cash and/or Common Stock.

Pursuant to the Company's 1993 Directors' Stock Option Plan, each non-management director received a grant of stock options covering 2,000 shares of Common Stock during fiscal year 1999 and will receive a grant covering 2,000 shares of Common Stock in subsequent fiscal years for which she or he continues to serve as a director. In addition, Mr. Robert Matschullat received an initial grant of stock options covering 8,000 shares of Common Stock during fiscal year 1999 in connection with joining the board of directors. Stock options under the 1993 Directors' Stock Option Plan vest in two equal installments on each of the first two anniversary dates of the grant date and have an exercise price equal to the fair market value on the grant date.

Other than the non-management director fees, the deferred stock unit grants under the Directors' Stock-Based Compensation Plan, and the stock option grants under the Directors' Stock Option Plan, directors who are not employees of the Company do not receive any additional form of direct compensation, nor do they participate in any of the Company's employee benefit plans.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

The following table shows, as of July 31, 1999, the holdings of the Common Stock by (i) any entity or person known to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director and each of the five executive officers named in the Summary Compensation Table on page 15 (the "Named Officers"), and (iii) all directors and executive officers of the Company as a group:

     NAME OF                                  AMOUNT AND NATURE OF
BENEFICIAL OWNER(1)                         BENEFICIAL OWNERSHIP(2)          PERCENT OF CLASS(3)
------------------------------------------  ------------------------------  ---------------------
HC Investments, Inc.(4)                                 61,712,400                     26.0%
Daniel Boggan, Jr.                                           8,548                        *
Elaine L. Chao(5)                                                0                        *
John W. Collins                                             65,000                        *
Ursula Fairchild                                            29,000                        *
Tully M. Friedman                                            5,000                        *
Gerald E. Johnston                                         240,582                        *
Peter N. Louras                                            454,578                        *
Juergen Manchot                                             21,000                        *
Robert W. Matschullat                                          140                        *
Dean O. Morton                                              25,000                        *
Klaus Morwind                                               14,600                        *
Lawrence S. Peiros                                         175,022                        *
Karen M. Rose                                              188,416                        *
Edward L. Scarff                                            37,000                        *
Lary R. Scott                                               31,080                        *
G. Craig Sullivan                                        1,393,826                        *
C. A. (Al) Wolfe                                            17,000                        *
All directors and executive officers as a
group (31 persons)(6)                                    4,409,720                      1.9%

---------

NOTES:

*   Does not exceed 1% of the outstanding shares.

(1) Correspondence to all executive officers and directors of the Company may be mailed c/o the Company to 1221 Broadway, Oakland, California 94612. The address of HC Investments, Inc. is 1100 North Market Street, Suite 780, Wilmington, Delaware 19801.

(2) Each beneficial owner listed has sole voting and dispositive power (or shares such power with her or his spouse) concerning the shares indicated. These totals include the following number of shares of Common Stock which such persons have the right to acquire through stock options exercisable within 60 days of July 31, 1999: Mr. Sullivan -- 1,265,504; Mr. Louras -- 416,640; Mr. Johnston -- 203,040; Mr. Peiros -- 136,508; Ms. Rose --
    156,060; Mr. Boggan--7,400; Mr. Friedman -- 5,000; Ms. Chao and Mr. Matschullat -- 0; Dr. Morwind--13,000; Mr. Wolfe -- 9,000; each of the other non-employee directors -- 17,000; and all directors, Named Officers and other executive officers as a group -- 3,699,692. The numbers in the table above include the following numbers of shares of Common Stock which the executive officers had the right to acquire on August 17, 1999 pursuant to vested performance units granted between April 1996 and March 1998: Mr. Sullivan -- 47,768; Mr. Johnston -- 18,184; Mr. Peiros -- 14,160; Ms. Rose -- 14,208; and all Named Officers and other executive officers as a group -- 168,880. The numbers in the table above do not include the following number of shares of Common Stock which the executive officers have the right to acquire upon the termination of their service as employees pursuant to vested performance units granted between April 1996 and March 1998: Mr. Sullivan -- 47,768; Mr. Louras -- 24,072; and all Named Officers and other executive officers as a group -- 92,656. The numbers in the table above do not include the following numbers of shares of Common Stock which the executive officers have the right to acquire upon the termination of their service as employees pursuant to deferred stock units granted in December 1995 in exchange for the cancellation of certain restricted stock, and through deferred stock unit dividends thereon: Mr. Sullivan -- 83,116; Mr. Louras -- 28,330; Mr. Johnston -- 15,990; Mr. Peiros -- 10,908; Ms. Rose -- 10,596; and all Named Officers and other executive officers as a group -- 215,353. The numbers in the table above do not include the following number of shares of Common Stock which the non-employee directors have the right to acquire upon the termination of their service as directors pursuant to deferred stock units granted under the Directors' Stock-Based Compensation Plan: Mr. Boggan -- 4,718; Mr. Collins -- 3,606; Ms. Fairchild -- 14,916; Mr. Friedman -- 1,960; Dr. Manchot -- 3,840; Ms. Chao and Mr. Matschullat -- 0; Mr. Morton -- 5,278; Dr. Morwind -- 5,448; Mr. Scarff -- 30,582; Mr. Scott -- 6,544;
    and Mr. Wolfe -- 3,888.

(3) On July 31, 1999, there were 237,180,812 shares of Common Stock issued and outstanding.

(4) Indirect wholly-owned U.S. subsidiary of Henkel KGaA of Duesseldorf, Germany (manufacturer of household products and chemicals).

(5) Ms. Chao became a director of the Company on September 15, 1999.

(6) Pursuant to Rule 3b-7 under the Securities Exchange Act of 1934, executive officers include the Named Officers and all the vice presidents of the Company.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The Company and Henkel KGaA are parties to a June 1981 letter agreement (as amended in July 1986 and March 1987, the "Letter Agreement"), relating to ownership by Henkel KGaA of Common Stock and representation on the Company's board of directors. The Letter Agreement assures Henkel KGaA of the right to nominate for election to the board a minimum of two representatives so long as Henkel KGaA beneficially owns at least 5% of the outstanding shares of Common Stock. Under the Letter Agreement, Henkel KGaA's maximum permitted ownership of Common Stock without consultation with the Company is limited to 30%, and Henkel KGaA has affirmed that it considers its investment in the Company as long-term and its role in the Company as that of a significant minority stockholder without an active role in the management of the Company.

The Company and Henkel KGaA have entered into certain joint manufacturing, marketing and product development arrangements in the United States and internationally, either directly or through affiliates or joint venture collaboration. No such arrangements, either individually or in the aggregate, were material to the Company or Henkel KGaA during fiscal year 1999.

During fiscal year 1995, in connection with joining the Company, Frank A. Tataseo, Vice President -- Sales of the Company, received a five-year $150,000 mortgage loan without interest from the Company, which loan remained outstanding during fiscal year 1999.

EMPLOYEE BENEFITS AND MANAGEMENT COMPENSATION
COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The membership of the Compensation Committee consists entirely of directors who have never been employees of the Company (see page 7).

COMPENSATION PHILOSOPHY.

The Compensation Committee determines executive compensation levels and policies designed to:

    - Motivate each executive toward the achievement of the Company's short and long-term goals, as reflected in its strategic business plans and its statement of principles and values;

    - Be competitive with comparable organizations;

    - Be based on both the Company performance and the individual's contributions to the Company's results;

    - Ensure that a significant proportion of each executive's total compensation be at-risk incentive compensation in order to emphasize the relationship between pay and performance; and

    - Align the interests of executives with those of stockholders through the use of equity-based incentive awards.

COMPENSATION OF EXECUTIVE OFFICERS.

The key components of the executive compensation program are base annual salary, annual short-term incentive awards in the form of stock or cash under the Company's 1996 Executive Incentive Compensation Plan (the "EIC Plan"), and long-term incentive awards in the form of stock options and performance units under the Company's 1996 Stock Incentive Plan. The Compensation Committee regularly compares executive compensation to a compensation comparator group, as described below. The compensation guidelines are determined by the Compensation Committee based upon competitive data collected from the compensation comparator group and internal ranking within the executive officer group. General targeted competitive levels for base annual salary and annual, at-risk short-term incentive awards are the 50th percentile of such compensation comparator group. General targeted competitive levels for at-risk, long-term compensation are also the 50th percentile with opportunities at the 75th percentile of such compensation comparator group for superior financial performance. There is opportunity for the executive officers to earn more than the targeted levels if the Company's performance exceeds the measures discussed in this report and less when performance falls below the targeted levels.

BASE ANNUAL SALARY. Base annual salaries for executive officers are determined by the following factors: (1) parity to market; (2) the individual's performance; (3) promotions resulting in increases in responsibility; and (4) equity in relationship to other executive positions within the Company. With the assistance of the Company's compensation consulting firm, surveys are conducted of benchmark positions in the compensation comparator group, 18 other peer companies, most of which compete with the Company in one or more of its primary businesses or compete with the Company for management talent. Those which are not direct competitors are in closely-related fields. The Compensation Committee takes into account both the size and performance of the Company relative to the size and performance of the companies in the compensation comparator group. It also considers the competitiveness of the entire compensation package of the Company's executive officers compared to the compensation comparator group. The Compensation Committee reviews which companies are selected for compensation analysis and updates the composition of the compensation comparator group periodically. For fiscal year 1999, the Compensation Committee established target salaries for executive officers which approximated the 50th percentile or median level of benchmarked positions with the compensation comparator group. An individual executive officer's actual salary versus the established target salary depends upon the executive officer's performance, as judged by her or his immediate superior and the chief executive officer. The chief executive officer's performance is judged by the Compensation Committee. The performance of the other five executive officers who serve as members of the management executive committee is judged by the chief executive officer and the Compensation Committee together.

EXECUTIVE INCENTIVE COMPENSATION PLAN. For fiscal year 1999, the EIC Plan, as it applied to executive officers, established a linkage between the annual bonus awards and both the Company's performance and the performance of the executive officers. The Compensation Committee believes that awards under the EIC Plan should include a reward for superior performance and an element of adverse consequences for poor financial results, including no EIC Plan award funding for the Company's financial performance component described below unless the Company achieves corporate financial performance measures previously established by the Compensation Committee. Those targets were exceeded in fiscal year 1999.

For the EIC Plan, the Compensation Committee divided the executive officer group into two subcategories: the executive officers who serve as members of the management executive committee and the other executive officers. As of June 30, 1999, the six executive officers serving as members of the management executive committee were the Named Officers in the Summary Compensation Table on page 15 plus Peter D. Bewley, Senior Vice President -- General Counsel and Secretary. For the management executive committee officers, 75% of the EIC Plan award was determined by achieving corporate financial performance measures previously established by the Compensation Committee based on a computation consisting of targeted operating margin level, asset turnover rate and net sales growth. The targeted corporate financial measures were exceeded as measured at the end of fiscal year 1999.

The remaining 25% of the EIC Plan award was based on achieving pre-established individual objectives related to goals that may not be measured by traditional accounting tools, including projects aimed at improving the capability of the Company to grow, the effectiveness of the Company's processes and people and cost savings projects. Individual objectives and the weight given each individual objective were the same for the members of the management executive committee.

The target EIC Plan award for the management executive committee members ranged from 50-80% of base annual salary at June 30, 1999 (100% for the chief executive officer) if the corporate financial performance and individual objectives were achieved. The maximum EIC Plan award potential was 100-160% of base annual salary at June 30, 1999 (200% for the chief executive officer) if the goals were substantially exceeded, and the minimum EIC Plan award was 0 if the goals came in substantially lower than the targets. All EIC Plan awards are determined by the chief executive officer and the Compensation Committee or, in the chief executive officer's case, by the Compensation Committee. The EIC Plan awards to members of the executive officer group, other than the management executive committee members, were determined based on (i) the same corporate financial performance measures; and (ii) achieving individual objectives, including, for operating division officers, operating division financial performance measures and other individual objectives, and for staff executive officers, individual objectives, such as the achievement of selected strategic goals and the successful development of human resources. Individual objectives and the weight given each individual objective varied from person to person depending on job responsibilities. The target EIC Plan award for these other members of the executive officer group was 40-50% of base annual salary at June 30, 1999 if goals were achieved up to a maximum of 80-100% if the goals were substantially exceeded and down to a minimum of 0 if the goals came in substantially lower than the targets.

LONG-TERM COMPENSATION. A major goal of the Compensation Committee is to create strong alignment between the executive officers and stockholders. This alignment is achieved through the design of incentive plans and through actual stock ownership. In furtherance of this goal, in September 1993, the Compensation Committee began departing from its previous practice of annual grants of stock options and restricted stock and began awarding three-year grants. Consequently, in September 1993 and April 1996, the Company awarded larger grants, which were to be in place of smaller annual grants in September of 1993, 1994, 1995, and April of 1996, 1997 and 1998, respectively. The Compensation Committee believes that these larger, but less frequent, grants were very effective in focusing the officers on creation of stockholder value.

To continue that objective and in anticipation of the expiration of the 1996 awards, the Compensation Committee approved a new 3-year grant to all executive officers in May 1999, intended to replace smaller grants in 1999, 2000 and 2001. Details of the awards to the named officers are set forth in the Option Grant table on page 17. The fiscal year 1999 grants continued the Compensation Committee's past practice of targeting overall compensation to the 50th percentile of comparable positions from the compensation comparator companies. The Compensation Committee granted additional stock options to each executive officer which would have the possibility of lifting the executive officer's stock-based compensation component from the 50th to the 75th percentile based on the Company's performance. Except for such additional stock options, the stock options awarded to executive officers in fiscal year 1999 had ten-year lives and one-third of the number of option shares will vest on each of June 30, 2001, 2002, and 2003. Those option shares vesting on June 30, 2001 have an exercise price of $53.9063, the fair market value on the option grant date. Option shares vesting on June 30, 2002 and 2003 have exercise prices of $59.2969 and $67.3828, premiums of 10% and 25%, respectively, over the $53.9063 fair market value on the option grant date.

The additional stock options granted in May 1999, have an exercise price of $67.3828 and will vest on June 30, 2006, but could vest earlier if the Company meets certain performance criteria. Specifically, if the total stockholder return (stock price appreciation plus dividends paid) of the Common Stock between May 1, 1999 and June 30, 2001 is at or above the 75th percentile measured against a financial comparator group of consumer products companies, then 50% of the stock options will vest on June 30, 2001. If the total stockholder return of the common stock between May 1, 1999 and June 30, 2002, is at or above the 75th percentile measured against the financial comparator group, then all unvested shares will vest. The financial comparator group is comprised of companies that compete with the Company in one or more of its businesses or are tracked by the same investment analysts and therefore compete with the Company for investors. The Compensation Committee periodically reviews and updates the list of financial comparator companies. Currently, there are 24 financial comparator companies.

In fiscal year 1999, performance units were issued to executive officers with vesting to be determined based on the relative total stockholder return of the Common Stock measured against two comparator groups:

first, the total stockholder return of the companies included in Standard & Poor's 500 Stock Index, and second, the total stockholder return of stocks of the financial comparator group. If the Company's total stockholder return is at or above the 60th percentile relative to the stockholder returns of the two groups as measured at the end of fiscal year 2002, the restrictions on the performance units will lapse on that day. If the restrictions do not lapse on that date and the Company's total stockholder return is at or above the 50th percentile at the end of fiscal year 2003, the performance units will vest at that time. If, at the end of fiscal year 2003, the Company's total stockholder return is at or above the 40th percentile, but below the 50th percentile, half of the performance units will vest and the other half will be forfeited. If, at the end of fiscal year 2003, the Company's total stockholder return is below the 40th percentile, all of the performance units will be forfeited. Details of the awards to the Named Officers are included in the Long-term Incentive Awards table on page 19.

The Compensation Committee has endorsed target stock ownership levels by executive officers to be achieved by fiscal year 1999, based on the fair market value of the Common Stock at that time. The levels are the equivalent of four times base annual salary for the chief executive officer, three times base annual salary for the other executive officers who serve as members of the management executive committee, and two times base annual salary for other executive officers. No stock options will be counted in determining ownership levels, which will be based on shares of Common Stock held, including restricted stock, performance shares, performance units and shares held via the Company's Employee Retirement Investment Plan, a profit sharing plan which includes 401(k) features. All executive officers have achieved their target stock ownership levels.

BENEFITS. The Company provides various employee benefit programs to its executive officers, including medical and life insurance benefits, retirement benefits, an employee stock purchase plan and the Employee Retirement Investment Plan. Except for the Supplemental Executive Retirement Plan and the Nonqualified Deferred Compensation Plan described on page 21 and some non-material perquisites given to executive officers, these benefit programs are generally available to all employees of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION.

The Compensation Committee increased Mr. Sullivan's base annual salary on October 1, 1998 from $800,000 to $900,000. In determining the amount of Mr. Sullivan's salary increase for fiscal year 1999, the Compensation Committee took into consideration the Company's overall performance for fiscal year 1998. The Company's achievements for fiscal year 1998 included a total stockholder return of 47%, placing the Company well above the total stockholder return of the S&P 500 and a composite index of the S&P household products index and housewares index; net sales growth of 8%; an increase in net earnings of 19%; a net profit margin of close to 11%; and an all-time record high 28.4% return on equity from continuing operations. Mr. Sullivan's salary increase was also determined based on parity to the median level of comparable positions in the compensation comparator group and his tenure as chief executive officer.

Mr. Sullivan's EIC Plan award for fiscal year 1999 was based upon the weighted corporate financial performance measures (75%) and individual objectives (25%) established by the Compensation Committee as described above. The targets were exceeded, and Mr. Sullivan's EIC Plan award formula called for a payment of $1,185,800.

As described above, Mr. Sullivan received a 3-year grant of stock options and performance units awards during fiscal year 1999. Other than making awards at a higher percentage of his base annual salary, the Compensation Committee did not treat Mr. Sullivan's Stock Incentive Plan or EIC Plan awards differently from other members of the management executive committee.

ONGOING REVIEW OF COMPENSATION.

The Company's compensation consulting firm conducts an ongoing review of the Company's existing executive compensation programs for the Compensation Committee to continue to ensure the programs support the future direction of the Company and the principles on which executive compensation is based. The Compensation Committee reserves the right to select and/or to meet independently with any consultant at its discretion. The Compensation Committee has access to and reviews independent compensation data relating to executive compensation at other companies. The Compensation Committee has developed performance goals, which have been approved by the Company's stockholders, to qualify the bulk of the EIC Plan awards and all stock-based long-term compensation to the five highest paid executive officers for exclusion from the federal $1 million tax deductibility limit pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee's policy seeks to balance the interests of the Company in maintaining flexible incentive plans and how the Company benefits from the compensation package paid to any executive officer against the possible loss of a tax deduction when taxable compensation for any of the five highest paid executive officers exceeds $1 million per year.

      Dean O. Morton, Chair              Juergen Manchot
      Ursula Fairchild                   Lary R. Scott
      Tully M. Friedman

                    (Members of the Compensation Committee)

COMPENSATION INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee for the prior fiscal year were directors Fairchild, Friedman, Manchot, Morton and Scott. None of these persons is or has been an officer or employee of the Company or any of its subsidiaries. In addition, there are no Compensation Committee interlocks between the Company and other entities involving the Company's executive officers and board members who serve as executive officers of such entities.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for each of the last three fiscal years earned by or paid or awarded to the chief executive officer of the Company and the four other most highly compensated executive officers of the Company (the "Named Officers").

                                                                                        LONG-TERM COMPENSATION
                                                                                --------------------------------------
                                                                                         AWARDS
                                                                                -------------------------
                                                  ANNUAL COMPENSATION           RESTRICTED    SECURITIES     PAYOUTS
                                           ----------------------------------     STOCK       UNDERLYING    ----------
                                                                 OTHER ANNUAL    AWARD(S)      OPTIONS/        LTIP      ALL OTHER
                                            SALARY     BONUS     COMPENSATION   ($)(1)(2)        SARS        PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR    ($)       ($)(1)       ($)(2)        (3)(4)      (#)(2)(4)     ($)(4)(5)      ($)(6)
-----------------------------------  ----  --------  ----------  ------------   ----------   ------------   ----------  ------------
G. Craig Sullivan..................  1999  $875,000  $1,186,000    --              --         1,200,000     $4,009,779    $149,754
Chairman of the Board and            1998  $781,250  $1,117,000       --           --            --         $  114,337    $200,761
Chief Executive Officer              1997  $716,250  $  939,100       --           --            --         $  103,618    $155,820

Gerald E. Johnston.................  1999  $410,417  $  419,600    --              --           372,800     $  751,817    $ 58,367
President and Chief                  1998  $313,750  $  340,400       --           --            --         $   11,638    $ 70,705
Operating Officer                    1997  $277,500  $  285,100       --         $23,796         50,828     $   10,547    $ 47,130

Peter N. Louras....................  1999  $347,500  $  321,400    --              --           184,200     $  995,257    $ 52,562
Group Vice President                 1998  $320,000  $  340,400       --           --            --         $   15,406    $ 74,376
                                     1997  $301,250  $  310,500       --           --            --         $   13,962    $ 61,593

Lawrence S. Peiros.................  1999  $286,667  $  224,200    --              --           157,400     $  585,445    $ 41,950
Group Vice President                 1998  $234,750  $  255,000    --            $24,830         --         $    9,062    $ 50,190
                                     1997  $213,500  $  187,900       --         $18,545         --         $    8,213    $ 40,503

Karen M. Rose......................  1999  $275,000  $  221,500    --              --           139,600     $  595,059    $ 37,720
Group Vice President --              1998  $235,500  $  215,600       --         $16,331         10,400     $   15,171    $ 43,178
Chief Financial Officer              1997  $188,500  $  126,900       --         $12,629         --         $   13,110    $ 36,155

---------

(1) Pursuant to the EIC Plan, in fiscal years 1998 and 1997, executive officers were able to elect some or all of their annual bonus plan awards in Common Stock rather than cash. Those executive officers electing stock received a premium equal to 10% of the gross amount elected to be paid in Common Stock based on the fair market value on September 1, 1998 and September 2, 1997, respectively. Such stock awards are subject to transfer restrictions for two years from the date of grant or the premium will be forfeited. The premium is included in the Restricted Stock Awards column in the Long-Term Compensation portion of this table. The net number of shares and value of the EIC Plan annual bonus amounts paid in Common Stock awards, after deductions to the base awards made for income tax purposes, were as follows: for fiscal year 1998, -- 0 shares ($0) for Messrs. Sullivan, Louras and Johnston; base award -- 3,362 shares ($160,535) and premium -- 520 shares ($24,830) for Mr. Peiros; and base award -- 1,666 shares ($79,552) and premium -- 342 shares ($16,331) for Ms. Rose; and for fiscal year 1997, -- 0 shares ($0) for Messrs. Sullivan and Louras; base award -- 4,630 shares ($153,875) and premium -- 716 shares ($23,796) for Mr. Johnston; base award -- 3,604 shares ($119,777) and premium -- 558 shares ($18,545) for Mr.
    Peiros; and base award -- 2,460 shares ($81,756) and premium -- 380 shares ($12,629) for Ms. Rose. The bonus amounts include a holiday bonus of $200 per person in each year.

(2) Amounts include awards earned for the years indicated. To continue its objective of focusing the executive officers on creation of stockholder value and in anticipation of the expiration of fiscal year 1996 awards, the Compensation Committee approved a new 3-year grant of stock options and performance units to all executive officers in fiscal year 1999. Other Annual Compensation did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for any Named Officer.

(3) The value of all restricted stock awards set forth in the table above was determined by multiplying the fair market value of the Common Stock on the date of grant by the number of shares awarded. As of June 30, 1999, the number and value of aggregate restricted stock award holdings, based on the fair market value of $52.4503 on June 30, 1999, were as follows: 0 shares ($0) for Messrs. Sullivan and Louras; 716 shares ($37,554) for Mr. Johnston; 1,078 shares ($56,541) for Mr. Peiros; and 722 shares ($37,869) for Ms. Rose. Dividends are paid on shares of restricted stock awarded commencing from the date of grant.

(4) In the event of a "change of control," "business combination," or complete liquidation or dissolution of the Company, all restrictions on restricted stock and performance units end and all stock options become exercisable. A change of control generally will be deemed to occur if any person or entity becomes the beneficial owner, directly or indirectly, of a specified percentage of the then outstanding shares of Common Stock or has, directly or indirectly, a specified percentage of the combined voting power of the then outstanding securities entitled to vote for directors. For all persons or entities other than Henkel KGaA, the specified percentage is 20%. For Henkel KGaA, the specified percentage is that agreed to between the Company and Henkel KGaA pursuant to the Letter Agreement, which currently is 30%. See "Certain Relationships and Transactions" on page 10. A business combination generally will be deemed to occur in the event of a reorganization, merger or sale of substantially all of the assets of the Company, subject to certain exceptions. A feature of the Stock Incentive Plan is the stock withholding election, pursuant to which a recipient may elect to have the Company withhold shares of Common Stock to pay any withholding tax liability that arises when the restrictions on the restricted stock are released or when non-qualified stock options are exercised, respectively. In both cases, the value of shares which may be withheld is based on the per share price of the Common Stock on the Composite Transactions Report for the New York Stock Exchange on the last business day before the withholding is made.

(5) The amounts reflect dividends received from deferred stock units granted in December 1995 in exchange for the cancellation of certain restricted stock and from performance units granted in April 1996. In addition, the amounts for fiscal year 1999 include the value of performance units granted between April 1996 and March 1998, which vested on June 30, 1999. Based on their value on the earliest settlement date of August 17, 1999, the number and value of the vested performance units granted between April 1996 and March 1998 were as follows: 95,536 units ($3,881,150) for Mr. Sullivan; 18,184 units ($738,725) for Mr. Johnston; 24,072 units ($977,925) for Mr. Louras; 14,160 units ($575,250) for Mr. Peiros; and 14,208 units ($577,200) for Ms.
    Rose.

(6) Except for amounts received under the Nonqualified Deferred Compensation Plan, the amounts shown in the column are pursuant to programs provided to salaried employees generally and represent actual Company contributions under the Company's Employee Retirement Investment Plan and the Nonqualified Deferred Compensation Plan, and term life insurance premiums paid by the Company for the benefit of each respective Named Officer, respectively, in the following amounts: for fiscal year 1999, $11,200, $137,204 and $1,350 for Mr. Sullivan; $11,950, $45,667 and $750 for Mr. Johnston; $11,950,
    $40,049 and $563 for Mr. Louras; $11,950, $29,527 and $473 for Mr. Peiros;
    and $11,950, $25,350 and $420 for Ms. Rose; for fiscal year 1998, $11,200,
    $188,361 and $1,200 for Mr. Sullivan; $11,950, $58,267 and $488 for Mr.
    Johnston; $11,950, $61,938 and $488 for Mr. Louras; $11,950, $37,827 and
    $413 for Mr. Peiros; and $11,950, $30,838 and $390 for Ms. Rose; and for fiscal year 1997, $18,200, $136,532 and $1,088 for Mr. Sullivan; $18,950,
    $27,760 and $420 for Mr. Johnston; $18,950, $42,186 and $457 for Mr. Louras;
    $11,376, $28,800 and $327 for Mr. Peiros; and $11,376, $24,491 and $288 for
    Ms. Rose.

OPTIONS AND STOCK APPRECIATION RIGHTS

The following tables show options and stock appreciation rights ("SARs") granted or exercised during fiscal year 1999 to or by the Named Officers, and the value of the options and SARs held by the Named Officers at the end of fiscal year 1999.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

             (a)                     (b)             (c)             (d)           (e)                  (f)          (g)
                                                                                              POTENTIAL REALIZABLE VALUE AT
                                                                                                 ASSUMED ANNUAL RATES OF
                                                                                              STOCK PRICE APPRECIATION FOR
                                                            INDIVIDUAL GRANTS                          OPTION TERM
                                                ------------------------------------------   -------------------------------
                                  NUMBER OF       % OF TOTAL
                                 SECURITIES     OPTIONS/ SARS
                                 UNDERLYING       GRANTED TO     EXERCISE OR
                                OPTIONS/SARS     EMPLOYEES IN     BASE PRICE    EXPIRATION
NAME                            GRANTED(#)(1)   FISCAL YEAR(2)   ($/SHARE)(1)    DATE(3)     0%(4)     5%(4)       10%(4)
------------------------------  -------------   --------------   ------------   ----------   -----  -----------  -----------
G. Craig Sullivan.............     126,600           2.79%         $53.9063      05/06/09     -0-   $ 4,291,911  $10,876,545
                                   126,600           2.79%         $59.2969      05/06/09     -0-   $ 3,609,455  $10,194,089
                                   126,600           2.79%         $67.3828      05/06/09     -0-   $ 2,585,780  $ 9,170,414
                                   820,200          18.06%         $67.3828      12/31/06     -0-   $16,752,422  $59,412,113

Gerald E. Johnston............      54,000           1.19%         $53.9063      05/06/09     -0-   $ 1,830,673  $ 4,639,285
                                    54,000           1.19%         $59.2969      05/06/09     -0-   $ 1,539,578  $ 4,348,190
                                    54,000           1.19%         $67.3828      05/06/09     -0-   $ 1,102,939  $ 3,911,551
                                   210,800           4.64%         $67.3828      12/31/06     -0-   $ 4,305,548  $15,269,536

Peter N. Louras...............      27,400           0.60%         $53.9063      05/06/09     -0-   $   928,897  $ 2,354,007
                                    27,400           0.60%         $59.2969      05/06/09     -0-   $   781,193  $ 2,206,304
                                    27,400           0.60%         $67.3828      05/06/09     -0-   $   559,640  $ 1,984,750
                                   102,000           2.25%         $67.3828      12/31/06     -0-   $ 2,083,330  $ 7,388,485

Lawrence S. Peiros............      23,400           0.52%         $53.9063      05/06/09     -0-   $   793,292  $ 2,010,357
                                    23,400           0.52%         $59.2969      05/06/09     -0-   $   667,150  $ 1,884,215
                                    23,400           0.52%         $67.3828      05/06/09     -0-   $   477,940  $ 1,695,005
                                    87,200           1.92%         $67.3828      12/31/06     -0-   $ 1,781,043  $ 6,316,430

Karen M. Rose.................      20,800           0.46%         $53.9063      05/06/09     -0-   $   705,148  $ 1,786,984
                                    20,800           0.46%         $59.2969      05/06/09     -0-   $   593,023  $ 1,674,858
                                    20,800           0.46%         $67.3828      05/06/09     -0-   $   424,836  $ 1,506,671
                                    77,200           1.70%         $67.3828      12/31/06     -0-   $ 1,576,795  $ 5,592,069

---------

(1) In fiscal year 1999, stock option grants continued the Compensation Committee's past practice of targeting overall compensation to the 50th percentile of comparable positions from the compensation comparator group (as described in the Compensation Committee Report on page 10). The Compensation Committee granted additional stock options to each executive officer which would have the possibility of lifting the executive officer's stock-based compensation component from the 50th to the 75th percentile. Except for such additional stock options, the stock options awarded to executive officers in fiscal year 1999 had ten-year lives and one-third of the number of option shares will vest on each of June 30, 2001, 2002, and 2003. Option shares vesting on June 30, 2001 have an exercise price of $53.9063, the fair market value on the option grant date. Option shares vesting on June 30, 2002 and 2003 have exercise prices of $59.2969 and $67.3828, premiums of 10% and 25%, respectively, over the $53.9063 fair market value on the option grant date. The additional stock options will vest in seven years, on June 30, 2006, but could vest earlier based on the relative total stockholder return (stock price appreciation plus dividends paid) of the Common Stock measured against the total stockholder return of an index of stocks of the financial comparator group (as described in the Compensation Committee Report on page
    12). If, on average, the Company's total stockholder return is at or above the 75th percentile relative to the stockholder return of the financial comparator group as measured at the end of fiscal year 2001, 50 percent of the restrictions on the additional stock options will lapse on June 30, 2001. If, on average, the Company's total stockholder return is at or above the 75th percentile relative to the stockholder returns of the financial comparator group as measured at the end of fiscal year 2002, 100 percent (or 50 percent if 50 percent vested on June 30, 2001) of the restrictions on the additional stock options will lapse on June 30, 2002. Any additional stock options that vest on June 30, 2001 or June 30, 2002, will not expire until May 6, 2009. Any additional stock options that vest on June 30, 2006 will expire on December 31, 2006. The stock options granted during fiscal year 1999 are intended to cover the next three fiscal years. In the event of a "change of control" (as described in footnote (4) to the Summary Compensation Table on page 16), all stock options become exercisable.

(2) The total number of options/SARs granted to employees of the Company in fiscal year 1999 represented 4,541,544 shares of Common Stock. The potential realizable value (excluding dividends) of such options at assumed annual rates of appreciation of 5% and 10% from the dates of their respective grants to the end of the option terms using the appropriate prices above would be $105,399,331 and $330,197,328, respectively.

(3) The 5% and 10% assumed rates of appreciation are shown in response to requirements of the rules of the Securities and Exchange Commission. There can be no assurance that the market value of the Common Stock will appreciate in the assumed manner. The column reflecting no appreciation in market value is intended for illustrative purposes only. The market value of the Common Stock on May 6, 1999, the date of grant of the above options, was $53.9063 per share.

(4) Based on the fair market value of $52.4503 of the outstanding shares of Common Stock on June 30, 1999 and not including dividends, the potential realizable value at assumed annual rates of Common Stock appreciation of 5% and 10% for a ten-year period for all stockholders would be $7,815,090,766 and $19,804,974,399, respectively. The potential realizable value at assumed annual rates of appreciation of 5% and 10% rates on the options of the Named Officers from the date of grant to the end of the ten-year option terms would be $47,390,591 and $154,221,860 respectively. Thus, the Named Officers' potential realizable value as a percentage of all stockholders' gain would be 0.61% in the event of a 5% assumed annual rate of appreciation and 0.78% in the event of a 10% assumed annual rate of appreciation. Further, the potential realizable value of all employee options as a percentage of all stockholders' gain would be 1.35% in the event of a 5% assumed annual rate of appreciation and 1.67% in the event of a 10% assumed annual rate of appreciation over the ten-year option terms.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED  IN-THE-MONEY OPTIONS/SARS
                                                               OPTIONS/SARS AT FY-END        AT FY-END ($)
                               SHARES ACQUIRED      VALUE         (#) EXERCISABLE/           EXERCISABLE/
NAME                           ON EXERCISE(#)    REALIZED($)      UNEXERCISABLE(1)        UNEXERCISABLE(1)(2)
-----------------------------  ---------------  -------------  ----------------------  -------------------------
G. Craig Sullivan............       245,156     $  10,945,703    1,265,504/1,403,888    $ 41,894,455/$5,743,331
Gerald E. Johnston...........        77,484     $   3,083,609        203,040/412,272    $  6,492,322/$1,102,025
Peter N. Louras..............             0                 0        416,640/235,576    $ 14,501,436/$1,447,213
Lawrence S. Peiros...........             0                 0        136,508/187,620    $    4,418,905/$851,269
Karen M. Rose................        42,404     $   1,810,950        156,060/170,416    $    5,078,563/$776,245

---------

(1) The number of shares covered and the value of the unexercisable options listed relate to stock options granted under the 1987 Stock Option Plan or the 1996 Stock Incentive Plan. In the event of a "change of control," "business combination" or complete liquidation or dissolution of the Company (as described in footnote (4) to the Summary Compensation Table on page 16), all stock options become exercisable.

(2) The value of the unexercised options was determined by multiplying the number of shares subject to unexercised options on the fiscal year end, June 30, 1999, by $52.4503, the fair market value of the Common Stock on such date, minus the exercise price of each unexercised option.

LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

The table below reflects awards to the Named Officers during fiscal year 1999 under The Clorox Company 1996 Stock Incentive Plan. If conditions are met, such awards are redeemable in shares of Common Stock.

             (A)                          (B)                            (C)
                                NUMBER OF SHARES, UNITS   PERFORMANCE OR OTHER PERIOD UNTIL
                                       OR OTHER                       MATURATION
NAME                                 RIGHTS (#)(1)                  OR PAYMENT (2)
-----------------------------  -------------------------  ----------------------------------
G. Craig Sullivan............            105,200           6/30/02, 6/30/03 or Forfeited
Gerald E. Johnston...........             49,600           6/30/02, 6/30/03 or Forfeited
Peter N. Louras..............             25,200           6/30/02, 6/30/03 or Forfeited
Lawrence S. Peiros...........             21,600           6/30/02, 6/30/03 or Forfeited
Karen M. Rose................             19,200           6/30/02, 6/30/03 or Forfeited

---------

(1) To continue its objective of focusing the executive officers on creation of stockholder value and in anticipation of the expiration of fiscal year 1996 awards, the Compensation Committee approved a new 3-year grant of performance units to all executive officers in May 1999. The May 1999 grants could vest on June 30, 2002 based on the relative total stockholder return (stock price appreciation plus dividends paid) of the Common Stock measured against two comparator groups: first, the total stockholder return of the companies included in Standard & Poor's 500 Stock Index and second, the total stockholder return of an index of stocks of the financial comparator group (as described in the Compensation Committee Report on page 12). If the Company's total stockholder return is at or above the 60th percentile relative to the stockholder returns of the two groups as measured at the end of fiscal year 2002, the restrictions on the performance units will lapse on that day. If the restrictions do not lapse on that date and the Company's total stockholder return is at or above the 50th percentile at the end of fiscal year 2003, the performance units will vest at that time. If, at the end of fiscal year 2003, the Company's total stockholder return is at or above the 40th percentile, but below the 50th percentile, half of the performance units will vest and the other half will be forfeited. If, at the end of fiscal year 2003, the Company's total stockholder return is below the 40th percentile, all of the performance units will be forfeited. The performance units are redeemable in an equal number of shares of Common Stock.

(2) In the event of a "change of control" (as described in footnote (4) to the Summary Compensation Table on page 16), all performance units become exercisable.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return of the Common Stock for the last five fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index and a composite index composed of the Standard & Poor's Household Products Index and the Standard & Poor's Housewares Index for a five-year period ending June 30, 1999. The composite index is weighted based on market capitalization as of the end of each quarter during each of the last five years. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuations between those dates.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             The Clorox Company    Combined Index    S&P 500
6/94                        100               100        100
6/95                        138               133        126
6/96                        193               170        159
6/97                        295               253        214
6/98                        434               313        279
6/99                        491               325        342

The foregoing report of the Compensation Committee of the board of directors on executive compensation and the performance graph that appears immediately above shall not be deemed to be soliciting material or to be filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, or incorporated by reference in any document so filed.

PENSION BENEFITS

Pension benefits are paid to executive officers under three different plans: the Pension Plan, the Nonqualified Deferred Compensation Plan and the Supplemental Executive Retirement Plan ("SERP").

The Company's Pension Plan is a noncontributory "cash balance" defined benefit plan qualified under pertinent income tax laws. Essentially all salaried employees as well as nonunion hourly employees with at least one year of service participate in the Pension Plan. Prior to July 1, 1996, benefits were calculated based on career average compensation. Effective July 1, 1996, participants in the plan accrue benefits equal to 3% of qualified earnings each year. Qualified earnings include base annual salary and bonus. Participants' benefits are adjusted each quarter by an interest factor. Participants meeting certain age and years of service levels will receive the greater of the benefits calculated under the career average compensation formula and the cash balance formula. Except for Lawrence S. Peiros who will receive benefits calculated under the cash balance formula, each of the Named Officers met the age and years of service levels and will receive the greater of the benefits under the current and prior formulas. A participant is fully vested in her or his benefit after 5 years of service.

The Nonqualified Deferred Compensation Plan provides additional benefits equal to the employer-provided benefits that plan participants do not receive under the Pension Plan because of Internal Revenue Code limits. This plan has the same five-year vesting provision as the Pension Plan.

The purpose of the SERP is to provide executive officers a fixed objective of 55% of the average annual compensation for the three consecutive years of highest compensation. Compensation consists of base annual salary and the EIC Plan bonus. For the Named Officers, those amounts are shown in the salary and bonus columns of the Summary Compensation Table on page 15 . There is a minimum service requirement of ten years. SERP benefits are offset by the annuity value of amounts received from primary social security, the Pension Plan and Company contributions to the Employee Retirement Investment Plan and Nonqualified Deferred Compensation Plan.

Assuming retirement at age 65, fiscal year 1999 annual base salary and bonus and no future increase in such compensation and an interest rate of 8%, the SERP benefits for the Named Officers will exceed benefits under the other plans. The retirement benefits shown in the table below are based on the SERP, calculated for an unmarried person, on a straight life annuity basis, based on retirement at age 65 with 15 or more years of service with the Company. They would be proportionately reduced for early retirement or for shorter years of service to a minimum of 10 years. Thus, the table below shows what would be received by the Named Officers under the three plans for pension benefits, taken collectively.

                                                                                  15 OR MORE
                                                                                   YEARS OF
COMPENSATION(1)                                                                    SERVICE
------------------------------------------------------------------------------  --------------
$500,000......................................................................   $    275,000
$600,000......................................................................   $    330,000
$700,000......................................................................   $    385,000
$800,000......................................................................   $    440,000
$900,000......................................................................   $    495,000
$1,000,000....................................................................   $    550,000
$1,100,000....................................................................   $    605,000
$1,200,000....................................................................   $    660,000
$1,300,000....................................................................   $    715,000
$1,400,000....................................................................   $    770,000
$1,500,000....................................................................   $    825,000
$1,600,000....................................................................   $    880,000
$1,700,000....................................................................   $    935,000
$1,800,000....................................................................   $    990,000
$1,900,000....................................................................   $  1,045,000
$2,000,000....................................................................   $  1,100,000
$2,100,000....................................................................   $  1,155,000
$2,200,000....................................................................   $  1,210,000
$2,300,000....................................................................   $  1,265,000

---------

(1) The number of years of credited service for each of the Named Officers are:
    Mr. Sullivan, 28; Mr. Johnston, 17; Mr. Louras, 19; Mr. Peiros, 18; and Ms. Rose, 21.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

The Company has entered into employment agreements with each of the Named Officers named in the Summary Compensation Table on page 15 above. The term of the employment agreement for Mr. Sullivan is five years and for each of the other Named Officers is three years. Such agreement terms are "evergreen" in that they maintain a five-year term, in the case of the chief executive officer, or a three-year term, in the case of the other Named Officers, unless either party gives five-years' notice of termination, in the case of the chief executive officer's employment agreement, and three-years' notice of termination, in the case of the other Named Officers' employment agreements. The employment agreements are also terminable at any time by the Company for "Cause," as that term is defined in them, or "at will" by either the Named Officer or the Company. In the case of an "at will" termination by the Company, a Named Officer is entitled to receive annually severance benefits of her or his then current base salary, plus 75% of her or his target EIC Plan award for the previous fiscal year, for the length of the remaining term of her or his employment agreement, subject to offset for other earned income. The Named Officer is also entitled to continue to participate in the Company's medical and dental insurance programs for the same period. In addition, the Named Officer would receive a pro-rated EIC Plan award for the year in which termination occurs.

The Company has entered into change of control agreements with each of the Named Officers. Within a three-year period of a "change of control," "business combination" or complete dissolution or liquidation of the Company (as described in footnote (4) to the Summary Compensation Table on page 16), a Named Officer may terminate her or his employment in the event of a reduction or elimination in rank, responsibilities, compensation or benefits, and he may also terminate his employment absent such reasons within a 30-day period following the first anniversary of the change of control. In the event of such termination, the Named Officer will receive a lump sum amount equal to his then current base salary, plus 100% of her or his target EIC Plan award for the then current fiscal year, multiplied by the change of control benefit multiple under the change of control agreements. For the Named Officers, such multiple is three. In addition, a Named Officer is entitled to continue to participate in the Company's medical and dental insurance programs for the remaining term of her or his change of control agreement. The Named Officer would also receive a pro-rated EIC Plan award for the year in which termination occurs. If payments received under the change of control agreements are subject to tax under Section 4999 of the Internal Revenue Code of 1986, as amended (which deals with certain payments contingent on a change of control), the Company will make an additional payment to the Named Officer in respect of such tax.

The Company has also entered into employment agreements and change of control agreements on similar terms with each of the other executive officers of the Company. The termination notice periods for these agreements range from three years to one year depending upon the executive officer's level in the organization and her or his tenure as an executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations require the Company's directors, certain officers and greater than ten percent stockholders to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission. The Company undertakes to file such forms on behalf of the reporting directors or officers pursuant to a power of attorney given to certain attorneys-in-fact. The reporting officers, directors and ten percent stockholders are also required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of copies of such reports received or written representations from such executive officers, directors and ten percent stockholders, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent stockholders were complied with during fiscal year 1999, except that Mr. Steven S. Silberblatt filed an amended Form 5 in August 1999 to disclose a stock option grant received before he became an executive officer, which was inadvertently omitted from his Form 3 filing, and Mr. Anthony Biebl and Ms. Janet Brady filed amended Form 5's in September 1999 to disclose charitable stock gifts that were previously inadvertently not reported.

PROPOSAL NO. 2:
ADOPTION OF AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION

The Company's Certificate of Incorporation currently authorizes 375,000,000 shares of Common Stock, par value $1.00 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share. On July 20, 1999, the board of directors declared a two-for-one stock split of the Company's Common Stock on all shares held of record as of the close of business on July 30, 1999. After giving effect to the stock split, the Company had 237,351,774 shares of Common Stock outstanding on August 23, 1999, and stock options and performance units exercisable for or payable in 14,105,764 shares of Common Stock were outstanding on such date.

The board of directors has adopted, subject to approval by stockholders at the Annual Meeting, an amendment of the Company's Certificate of Incorporation ("Amendment") to increase the authorized capital of the Company. The proposed Amendment provides that the Company's authorized stock would consist of 750,000,000 shares of Common Stock, with a par value of $1.00 per share, and 5,000,000 shares of Preferred Stock, with a par value of $1.00 per share. Thus, the Amendment does not increase or otherwise affect the number of authorized shares of Preferred Stock which may be issued by the Company. The provisions of Article Four of the Certificate of Incorporation as proposed to be amended are set forth in Appendix A to this proxy statement.

The board of directors believes that as a result of the stock split and taking into account outstanding options, deferred stock units and performance units, it would be advisable for the Company to have additional authorized shares available for use in future transactions involving the issuance of shares of the Company's Common Stock. The additional shares, if so authorized, could be issued at the discretion of the board of directors without any further action by the stockholders, except as required by applicable law or regulation, in connection with acquisitions, efforts to raise additional capital for the Company, and other corporate purposes. Except for its existing director and employee stock-based compensation plans, the Company currently has no plans or commitments that would involve the issuance of additional shares of Common Stock.

Authorizing the Company to issue more shares than currently authorized by the Certificate of Incorporation will not affect materially any substantive rights, powers or privileges of holders of outstanding Common Stock.

This proposal is not the result of management's knowledge of any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise. The Company is not submitting this proposal to enable it to frustrate any efforts by another party to acquire a controlling interest. The submission of this proposal is not a part of any plan by the Company's management to render the takeover of the Company more difficult.

The board of directors recommends the adoption of the following resolution which will be presented to the Annual Meeting:

       RESOLVED, that the stockholders of The Clorox Company hereby approve the amendment of The Clorox Company's Certificate of Incorporation to increase the authorized capital of The Clorox Company as set forth in Appendix A.

The persons designated in the enclosed proxy will vote your shares FOR approval unless instructions to the contrary are indicated in the enclosed proxy. The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the amendment of the Company's Certificate of Incorporation.

      THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ADOPTION OF THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SHARES OF COMMON STOCK VOTE "FOR" PROPOSAL NO. 2.

PROPOSAL NO. 3:
RATIFICATION OF CERTIFIED PUBLIC ACCOUNTANTS

The Audit Committee of the board of directors has recommended, and the board of directors has selected, Deloitte & Touche LLP, certified public accountants, for the fiscal year ending June 30, 2000. Deloitte & Touche LLP has been so engaged since 1957. During fiscal year 1999, Deloitte & Touche LLP examined the Company's consolidated financial statements, made limited reviews of the interim financial reports, reviewed filings with the Securities and Exchange Commission and provided general advice regarding related accounting matters.

Ratification of the selection of Deloitte & Touche LLP by stockholders is not required by law. However, as a matter of policy, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of the board of directors to continue this policy). The board of directors recommends the adoption of the following resolution which will be presented to the Annual Meeting:

       RESOLVED, that the stockholders of The Clorox Company hereby ratify the selection of Deloitte & Touche LLP, certified public accountants, for the fiscal year ending June 30, 2000.

The persons designated in the enclosed proxy will vote your shares FOR ratification unless instructions to the contrary are indicated in the enclosed proxy. If the stockholders fail to ratify the selection of this firm, the board of directors will reconsider the matter. The affirmative vote of a majority of the shares of Common Stock represented and voted at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they desire to do so.

OTHER BUSINESS

The board of directors is not aware of any other matters to come before the Annual Meeting. If any matter not mentioned herein is properly brought before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment and Rule 14a-4 under the Securities Exchange Act of 1934.

OTHER INFORMATION

Consolidated financial statements for the Company are attached as Appendix B to this proxy statement and are included in the Annual Report on Form 10-K for the fiscal year ending June 30, 1999 filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. A copy of the 1999 Form 10-K (excluding exhibits) will be furnished, without charge, by calling Clorox Shareholder Direct at 1-888-CLX-NYSE (259-6973) toll-free, 24 hours a day, seven days a week.

SOLICITATION OF PROXIES

The Company has not retained an outside firm in connection with the solicitation of the enclosed proxy. However, executive officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, telegraph, facsimile or personal call.

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

Stockholders who may wish to present proposals for inclusion in the Company's proxy material and for consideration at the 2000 annual meeting must submit such proposals in writing to the Secretary at the address shown on the top of the notice accompanying this proxy statement not later than June 1, 2000. Any proposal submitted with respect to the Company's 2000 Annual Meeting of Stockholders later than May 31, 2000 will be considered untimely for purposes of Rule 14a-4 under the Securities Exchange Act of 1934 if notice thereof is received by the Company later than September 8, 2000.

                                          By Order of the Board of Directors

                                               [SIGNATURE]

                                          Peter D. Bewley,
                                          SENIOR VICE PRESIDENT -- GENERAL
                                          COUNSEL
                                          AND SECRETARY

September 29, 1999

APPENDIX A

                   AMENDMENT TO CERTIFICATE OF INCORPORATION

The first paragraph and sentence of ARTICLE FOUR of the Certificate of Incorporation of The Clorox Company is hereby amended to read as follows:

       The total number of shares of stock which the corporation shall have authority to issue is 755,000,000 shares, consisting of 750,000,000 shares of Common Stock having a par value of $1.00 per share and 5,000,000 shares of Preferred Stock having a par value of $1.00 per share.

                                   APPENDIX B

MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF WORLDWIDE OPERATIONS

The landmark event for the Company in 1999 was the completion of the First Brands Corporation ("First Brands") merger on January 29, 1999. As a result of the merger, First Brands became a wholly owned subsidiary of the Company and continues to operate its business as a subsidiary. Prior to a recent corporate restructuring, First Brands developed, manufactured, marketed and sold consumer products under the GLAD, SCOOP AWAY, HANDI WIPES and STP brands, among others. The merger was accounted for as a pooling of interests and all historical financial information has been restated as if the combination had been in effect for all periods presented. First Brands was renamed "The Glad Products Company" late in fiscal year 1999 as part of a corporate restructuring following the merger.

The Company reported record unit volumes and sales in 1999. Diluted earnings per share declined 28% from 1998 due primarily to the impact of merger, integration, restructuring and asset impairment charges during 1999. Merger, integration, restructuring and asset impairment costs had the effect of reducing diluted earnings per share by 42% from 1998. Shipments for the Company, excluding First Brands businesses, grew by 7% from 1998. Comparative unit volume for the recently merged First Brands businesses will be available using the Company's standard unit volume reporting methodology starting with fiscal year 2000.

Net sales increased by 3% from 1998 due to volume increases in the Company's base businesses and the acquisition of a business in Korea, partially offset by lower sales for the recently merged First Brands businesses, the unfavorable mix of certain products sold and currency devaluations. The lower First Brands sales were mainly the result of the elimination of inefficient trade promotion practices that encouraged heavy stocking of inventory by trade customers in previous years. Record volumes were achieved for the following brands: CLOROX liquid bleach, FORMULA 409 cleaners, CLOROX CLEAN-UP cleaners, PINE-SOL cleaners, CLOROX toilet bowl cleaner, TILEX FRESH SHOWER daily shower cleaner, FRESH STEP and FRESH SCOOP cat litters, KINGSFORD charcoal, HIDDEN VALLEY dressings and K C MASTERPIECE barbecue sauce. For 1999, significant launches included CLOROX ADVANTAGE liquid bleach, CLOROX FRESHCARE fabric refresher and BRITA faucet-mounted water filters, all in the U.S., and CLOROX liquid bleach in Brazil. The growth in 1998 net sales of 8% was principally due to the inclusion of the First Brands' NationalPak business in Australia, the ARMOR ALL business for a full year and other acquisition activities, as well as record volumes in 1998 for PINE-SOL cleaners, FORMULA 409 carpet cleaner, TILEX cleaners, HIDDEN VALLEY bottled dressings and FRESH STEP SCOOP scoopable cat litter, and the introduction of new products in 1998.

Cost of products sold as a percentage of sales improved, declining to 48.3% in 1999, down from 48.5% and 48.8% in 1998 and 1997, respectively. Obsolete inventory related to the First Brands businesses totaling $8 million was written off during 1999. Improvements in 1999 were the result of numerous cost-savings projects, including line dedication in the U.S. Home Care and Cleaning business, additional bottle-making capacity added during the year, and improvements in the ARMOR ALL business. The improvement in 1998 versus 1997 reflects efficiencies resulting from cost-savings initiatives implemented in prior years throughout the supply chain, as well as slight price declines in certain of the Company's raw materials, and further integration of the Company's ARMOR ALL business. This improvement was mostly offset by a less favorable product mix and lower margins associated with the introduction costs of GLADWARE containers and EVERFRESH clumping litter products.

Advertising expenses declined by 3% in 1999 due to a reduction in sales promotion spending on First Brands products that was deemed to be ineffective and a shift in timing of new product advertising spending to fiscal year 2000. Advertising expenses increased 2% in 1998, reflecting increased media and sales promotion support.

Merger and integration (transaction and other related costs) charges of $36 million were recognized in 1999. In addition, other restructuring costs and provisions for asset impairment of $53 million and $91 million, respectively, were recognized in 1999. Restructuring activities primarily related to the consolidation of administration and distribution functions, the reduction in employee headcount of approximately 270 positions primarily at the First Brands' headquarters location in Danbury, Connecticut and at sales offices, and the termination of related leases and other contracts. Asset impairment losses were recognized for the write-off of software development and other costs and the write-down to expected realizable value of certain intangible assets in the Company's insecticide business and certain international assets. It is expected that additional merger-related costs of approximately $22 million will be incurred during fiscal year 2000 and will be reported as merger costs at that time.

Restructuring costs of $19 million in 1997 reflect charges recorded by First Brands for initiatives aimed at streamlining certain operating and administrative functions. In 1998, First Brands recorded an additional $3 million related to these initiatives.

Interest expense decreased by $7 million in 1999 primarily as a result of the refinancing of the First Brands debt at more favorable rates. Interest expense increased by $24 million in 1998 due to borrowings to fund acquisitions, the Company's share-repurchase program and purchases of capital assets resulting from the acquisition of previously leased assets.

Other expense, net increased in 1999 primarily due to higher amortization of intangibles, the effect of currency translation on certain international operations, and miscellaneous equipment write-downs related to production of CLOROX 2 liquid bleach. Other expense, net in 1998 increased due to higher amortization of intangibles and lower interest income, which was somewhat offset by higher amounts of equity earnings from affiliates and royalty income.

The cumulative effect of the change in accounting principle of $7 million was recorded in 1998 by First Brands to expense previously capitalized costs related to certain business process re-engineering activities (in accordance with the Financial Accounting Standards Board Emerging Issues Task Force Issue No. 97-13).

The effective tax rate was 42.8%, 37.1% and 39.9% in 1999, 1998 and 1997, respectively. The higher tax rate in 1999 was primarily attributable to the tax effect of merger, integration, restructuring and asset impairment costs. Merger, integration, restructuring and asset impairment costs had the effect of increasing the Company's tax rate from 36.9% to 42.8%. The lower tax rate for 1998 was primarily attributable to international investment activities and international operations.

Diluted earnings per share decreased $0.40, or 28%, in 1999 due primarily to merger, integration, restructuring and asset impairment costs. Merger, integration, restructuring and asset impairment costs had the effect of reducing diluted earnings per share by $0.60, or 42%, offset by improved earnings driven by volume growth and lower advertising expense, all as described above. The increase in diluted earnings per share in 1998 compared to 1997 was primarily a function of the volume growth, the reduction in the effective tax rate, and lower restructuring costs partially offset by the cumulative effect of the change in accounting principle, all as described above. Diluted earnings per share before merger, integration, restructuring and asset impairment costs is not a generally accepted accounting performance measure.

FINANCIAL POSITION AND LIQUIDITY

Cash provided by operations was $588 million in 1999, $417 million in 1998 and $432 million in 1997. The increase in 1999 was due principally to decreased working capital requirements. Working capital changes from 1998 included decreases in accounts receivable (excluding the impact of $100 million from the Company's trade receivable financing program which was discontinued in 1999 and is classified as financing activities) and inventories, and an increase in accrued merger, integration and restructuring liabilities, which were offset partially by decreases in accounts payable and accrued liabilities. The increase in accounts receivable was principally due to the discontinued receivables financing program, offset by improved collections from the Company's international businesses and the effect of foreign exchange translation. These cash flow improvements were offset partially by an overall increase in June 1999 sales experienced by most of the Company's businesses. Lower inventory levels in 1999 reflect higher June sales, a decline in promotional activities, tighter management of back-up stocks and the implementation of a new international logistic strategy. Accrued merger, integration and restructuring liabilities include accruals for severance, lease and contract cancellation costs. Accrued liabilities decreased from 1998 primarily due to the timing of domestic promotional activities and a reduction in accruals associated with the acquisition of the ARMOR ALL business. Accounts payable decreased from 1998 primarily due to lower purchases resulting from First Brands' decreased June volume.

Cash provided by operations decreased in 1998 as a result of increased working capital requirements, principally related to longer collection terms for the international, ARMOR ALL and BRITA businesses.

In 1999, the Company terminated several of its financing agreements that were in part offset by increases in commercial paper borrowings and a new financing arrangement completed during the year. In December 1998, the Company redeemed preference shares totaling $388 million, which were previously classified as short-term debt. In February 1999, the Company terminated First Brands' revolving credit facility agreement and the related interest rate swap agreements. Costs associated with terminating the swap agreements were $3 million and are included in merger and integration costs. In June 1999, the Company terminated its $100 million program to finance receivables. In 1999, the Company entered into a $200 million Deutsche mark denominated financing arrangement with private investors. As part of this financing transaction, the Company entered into a series of swaps with notional amounts totaling $200 million to eliminate foreign currency exposure risk generated by this Deutsche mark denominated obligation. The swaps effectively convert the Company's 2.9% fixed Deutsche mark obligation to a floating U.S. dollar rate of 90 day LIBOR less 278 basis points or an effective rate of approximately 3%.

During 1999, the Company invested $116 million in new businesses, including the U.S. acquisition of the HANDI WIPES and WASH 'N DRI businesses. International acquisitions included the MISTOLIN bleach and household cleaner business in Venezuela, the HOMEKEEPER insecticide business in Korea, the GUMPTION household cleaner business in Australia, as well as a 12% increase in ownership in the Company's joint venture company, Tecnoclor S.A., in Colombia.

During 1998, the Company invested $149 million in new international businesses. These acquisitions included the CLOROSUL bleach business, the SUPER GLOBO bleach and cleaner business and the X-14 cleaner business, all in Brazil, the ARELA cleaner business in Chile, three smaller acquisitions in Southeast Asia, Australia and New Zealand, and an additional investment in Mexico.

During 1997, the Company invested $630 million in new businesses, including the ARMOR ALL car care business, purchased for $360 million. Other businesses acquired were the NationalPak business in Australia and New Zealand, the Shell Group's line of household products in Chile, the PINOLUZ pine cleaner business in Argentina and the LIMPIDO brand bleach business and an increase in Tecnoclor S.A., both in Colombia.

Dividends paid in 1999 were $162 million or $0.71 per share. On July 20, 1999, the Company's Board of Directors authorized a 2-for-1 split of its common stock effective August 23, 1999, in the form of a stock dividend for stockholders of record at the close of business on July 30, 1999. The Company also made a 2-for-1 stock split on September 2, 1997 to stockholders of record as of July 28, 1997. All share and per-share information in the accompanying Consolidated Financial Statements reflects these stock splits.

In 1999, 1998 and 1997, cash flows from operations exceeded cash needs for capital expenditures, dividends and scheduled debt service. The Company believes that cash flow from operations, supplemented by financing expected to be available from external sources, will provide sufficient liquidity for the foreseeable future. At June 30, 1999, the Company had credit agreements with available credit totaling

$1.1 billion, which expire on dates ranging from November 1999 to April 2002. These agreements are with a syndication of banks and can be used as a supplement to internal cash flows. There were no borrowings under these agreements at June 30, 1999. The credit agreements require maintenance of a minimum net worth of $704 million.

The Company also has indentures and loan agreements related to the First Brands businesses. Such agreements contain certain restrictive covenants and limitations, the most significant of which relates to the Company's right to incur certain indebtedness and to engage in certain sale and leaseback transactions. Based on the Company's working capital requirements, the current availability under its credit agreements, and its ability to generate positive cash flows from operations, the Company does not believe that such limitations will have a material effect on the Company's long-term liquidity. The Company believes that it will have the funds necessary to meet all of its above described financing requirements and all other fixed obligations. Should the Company undertake strategic acquisitions, requiring funds in excess of its internally generated cash flow, it might be required to incur additional debt. Depending upon conditions in the financial markets, the availability of acceptable terms, and other factors, the Company may consider the issuance of debt or other securities to finance acquisitions, to refinance debt or to fund other activities for general business purposes.

In September 1999, in response to recent declines in the Company's stock price, the Board of Directors authorized a common stock repurchase program intended to reduce or eliminate dilution when shares are issued in accordance with the Company's 1987 Long-Term Compensation Program, the 1996 Stock Incentive Plan, the 1993 Directors' Stock Option Plan and the Independent Directors' Stock-Based Compensation Plan, as well as the First Brands 1989 Long Term Incentive Plan and the First Brands 1994 Performance Stock Option and Incentive Plan. The Company had canceled a prior share repurchase program (previously authorized in September 1996 by the Board of Directors to offset the dilutive effects of employee stock exercises) when it merged with First Brands. Prior to the cancellation of the September 1996 program, the Company had repurchased 800,000 shares for $33 million in 1999, 1,694,000 shares for $70 million in 1998, and 1,854,000 shares for $54 million in 1997. As part of the repurchase program during 1998, the Company entered into two share repurchase transactions whereby the Company contracted for the future delivery of 800,000 shares of Clorox stock on October 27, 2000 and 800,000 shares of Clorox stock on October 23, 2002. The aggregate redemption cost is $68 million, including a premium of $13 million on the transaction.

MARKET-SENSITIVE DERIVATIVES AND FINANCIAL INSTRUMENTS

The Company is exposed to the impact of interest rates, foreign currency fluctuations, commodity prices and changes in the market value of its investments. The Company has certain restrictions on the usage of derivatives, including a restriction limiting the amount of derivatives to the amount of the designated portion of existing debt and a prohibition of the use of any leveraged instrument. Derivative contracts are entered into for non-trading purposes with several major credit worthy institutions thereby minimizing the risk of credit loss. In the normal course of business, the Company employs practices and procedures to manage its exposure to changes in interest rates, foreign currencies and commodity prices using a variety of financial instruments.

The Company's objective in managing its exposure to changes in interest rates, foreign currencies and commodity prices is to limit the impact of fluctuations on earnings and cash flow and, in the case of interest rate changes, to lower its overall borrowings costs. To achieve its objectives, the Company primarily uses interest rate swaps and forward and futures contracts to manage its net exposure to interest rate changes related to its portfolio of borrowings, foreign currency and commodity risks.

For 1999 and 1998, the Company's exposure to market risk has been estimated using sensitivity analysis, which is defined as the change in the fair value of a derivative or financial instrument assuming a hypothetical 10% adverse change in market rates or prices. The results of the sensitivity analysis are summarized below. Actual changes in interest rates or market prices may differ from the hypothetical changes.

The Company has market risk exposure to changing interest rates, primarily in the United States. Interest rate risk is managed through the use of a combination of fixed and floating rate debt. Interest rate swaps may be used to adjust interest rate risk exposures when appropriate, based on market conditions. These instruments have the effect of converting fixed rate instruments to floating, or floating to fixed. Changes in interest rates would result in gains or losses in the market value of the Company's fixed-rate debt instruments and the Company's interest rate swap agreements which convert debt instruments from floating to fixed, due to differences between current market rates and the rates governing these. Based on the results of the sensitivity analysis, at June 30, 1999 and June 30, 1998, the Company's estimated market exposure for interest rates was $13 million and $15 million, respectively.

The Company seeks to minimize the impact of foreign currency fluctuations by hedging transactional exposures with foreign currency forward contracts. In addition, the Company has hedged certain net investments with similar instruments. The Company's foreign currency transactional exposures exist primarily with the Australian dollar and Japanese yen. Cash flow exposure related to the Company's hedge of a foreign investment is in the Argentine peso. At June 30, 1999 and June 30, 1998, there were no material foreign currency exposures that were not hedged. The foreign exchange sensitivity analysis includes forward contracts and other financial instruments affected by foreign exchange risk. Based on the hypothetical change in foreign currency exchange rates, the net unrealized losses at June 30, 1999 and 1998 would be $4 million at each date.

Commodity futures and swap contracts are used to manage cost exposures on certain raw material purchases resulting in relatively stable costs for these commodities. The commodity price sensitivity analysis includes commodity futures and swap contracts affected by commodity price risk. Based on the results of the sensitivity analysis, at June 30, 1999 and June 30, 1998, the Company's estimated market exposure for commodity prices was $17 million and $20 million, respectively.

YEAR 2000 COMPLIANCE

Many financial information and operations systems used today may be unable to interpret dates after December 31, 1999 because these systems allow only two digits to indicate the year in a date. Consequently, these systems may not distinguish January 1, 2000 from January 1, 1900, which could have adverse consequences on the operations of an entity and the integrity of information processing. This issue is commonly referred to as the "Year 2000" or "Y2K" problem.

In 1997, the Company established a comprehensive corporate-wide program to address Y2K issues. This effort encompasses software, hardware, electronic data interchange, networks, personal computers, manufacturing and other facilities, embedded chips, century certification, supplier and customer readiness, contingency planning and domestic and international operations. Following the Company's January 29, 1999 merger with First Brands, the Company has incorporated First Brands (since renamed The Glad Products Company) and its subsidiaries into the Company's comprehensive Y2K compliance program.

As of June 30, 1999, the Company has completed its Y2K compliance efforts on 96% of its critical United States and Canadian business systems through retirement, upgrades or replacements, and has century certified 95% of these systems through testing. The target date to complete all remaining key domestic Y2K work is September 30, 1999. The upgrade or replacement of the Company's critical international systems is 90% complete as of June 30, 1999. The target date to complete all remaining key international Y2K work is September 30, 1999. The Company has completed 70% of its compliance efforts for plant floor equipment, instrumentation and facilities for both domestic and international locations and is on schedule to complete all key plant floor and facility remediation by September 30, 1999.

The Company has prioritized its third-party relationships as critical, severe or sustainable for all operations. The Company has completed its third party assessment for all operations, other than those of the former First Brands companies. The Company expects to complete its assessment of third party relationships for the former First Brands companies by September 30, 1999. The Company has also requested a Y2K contract warranty in many new key contracts and is developing contingency plans for critical third parties, including key customers, suppliers and other service providers.

If necessary modifications and conversions by the Company are not made on a timely basis, or if key third parties are not Y2K compliant, Y2K problems could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's most reasonably likely worst case scenario is a regional utility failure that would interrupt manufacturing operations and distribution centers in the affected region. To mitigate this risk, and to address the possible uncertainty of whether the Company will be able to solve potential Y2K issues, the Company has begun contingency planning for its critical operations, which includes key third-party relationships and written contingency plans. The Company has completed approximately 50% of its documented contingency planning efforts for the United States and Canada, excluding the operations of the former First Brands companies. Contingency planning is also underway for international locations. The Company expects to complete all of its documented contingency planning by September 30, 1999. During the final quarter of calendar year 1999, the Company will implement many of the details of the documented contingency plans, such as testing and execution of contingency plans, and establishing a command center to monitor activities, resolve issues and communicate status information as the Company enters the new year.

Y2K costs are expensed as incurred and funded through operating cash flows. Through June 30, 1999, the Company has expensed incremental remediation costs of $19 million with remaining incremental remediation costs estimated at $4 million. In addition, through June 30, 1999, the Company has expensed accelerated strategic upgrade costs of $18 million with anticipated remaining accelerated strategic upgrade costs of $1 million. The Company spent approximately 6.4% of its 1999 fiscal year information technology budget, and expects to spend approximately 4.2% of its fiscal year 2000 budget, on Y2K remediation issues. The Company has not deferred any critical information technology projects because of its Year 2000 program efforts, which are primarily being addressed through a joint team of the Company's business and information technology resources. Time and cost estimates are based on currently available information and could be affected by the ability to correct all relevant computer codes and equipment, and the Y2K readiness of the Company's business partners, among other factors. Given the inherent risks for a project of this magnitude and the resources required, the timing and costs involved could differ materially from those anticipated by the Company. There can be no assurance that the Y2K program will be completed on schedule or within budget.

ENVIRONMENTAL MATTERS

The Company is committed to an ongoing program of comprehensive, long-term environmental assessment of its facilities. This program is implemented by the Company's Department of Health, Safety and Environment with guidance from legal counsel. During each facility assessment, compliance with applicable environmental laws and regulations is evaluated and the facility is reviewed in an effort to identify possible future environmental liabilities. The Company believes that there are no potential future environmental liabilities that will have a material adverse effect on its financial position or future operating results, although no assurance can be given with respect to the ultimate outcome of any such matters. This premise is based on the probable future costs of environmental liabilities without offset for expected insurance recoveries or discounting for present value.

CAUTIONARY STATEMENT

Except for historical information, matters discussed above and in the financial statements and footnotes, including statements about future plans, objectives, expectations, growth or profitability, are forward-looking statements based on management's estimates, assumptions and projections. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially from those discussed in this Appendix B to the 1999 Proxy Statement of the Company. Important factors that could affect performance and cause results to differ materially from management's expectations are described in "Forward-Looking Statements and Risk Factors" in the Company's Annual Report on Form 10-K for the year ending June 30, 1999, which is expected to be filed with the SEC on or about September 28, 1999, and in subsequent SEC filings. Those factors include, but are not limited to, marketplace conditions and events, the Company's costs, risks inherent in litigation and international operations, the success of new products, the integration of acquisitions and mergers, including First Brands, and environmental, regulatory and intellectual property matters. These forward-looking statements speak only as of the date of this document.

FINANCIAL HIGHLIGHTS
THE CLOROX COMPANY

 YEARS ENDED JUNE 30                                                  1999       1998         % CHANGE
-------------------------------------------------------------------------------------------

 IN MILLIONS, EXCEPT SHARE AND PER-SHARE AMOUNTS.

Net Sales......................................................  $   4,003  $   3,898             3
Net Earnings...................................................  $     246  $     343           (28)
Stockholders' Equity...........................................  $   1,570  $   1,473             7
Per Common Share
  Net Earnings
    Basic......................................................  $    1.05  $    1.46           (28)
    Diluted....................................................  $    1.03  $    1.43           (28)
  Dividends....................................................  $    0.71  $    0.63            13
  Stockholders' Equity.........................................  $    6.67  $    6.32             6
Weighted Average Shares Outstanding (in thousands)
  Basic........................................................    235,364    234,666             0
  Diluted......................................................    240,002    239,540             0

---------

Reflects 2-for-1 stock split effective August 23, 1999.

STATEMENTS OF CONSOLIDATED EARNINGS
THE CLOROX COMPANY

 YEARS ENDED JUNE 30                                                    1999       1998       1997
-------------------------------------------------------------------------------------------

 IN MILLIONS, EXCEPT SHARE AND PER-SHARE AMOUNTS.

Net Sales........................................................  $   4,003  $   3,898  $   3,623
                                                                   ---------  ---------  ---------
Costs and Expenses
  Cost of products sold (including write-down of obsolete
    inventory of $8 in 1999, relating to First Brands)...........      1,932      1,889      1,767
  Selling, delivery and administration...........................        804        784        717
  Advertising....................................................        474        491        481
  Research and development.......................................         62         61         56
  Merger, integration, restructuring and asset impairment........        180          3         19
  Interest expense...............................................         97        104         80
  Other expense, net.............................................         24         10          4
                                                                   ---------  ---------  ---------
      Total costs and expenses...................................      3,573      3,342      3,124
                                                                   ---------  ---------  ---------
Earnings before income taxes and cumulative effect of change in
  accounting principle...........................................        430        556        499
Income taxes.....................................................        184        206        199
                                                                   ---------  ---------  ---------
Earnings before cumulative effect of change in accounting
  principle......................................................        246        350        300
Cumulative effect of change in accounting principle..............          -         (7)         -
                                                                   ---------  ---------  ---------
Net Earnings.....................................................  $     246  $     343  $     300
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------
Earnings per Common Share
  Basic
    Earnings before cumulative effect of change in accounting
      principle..................................................  $    1.05  $    1.49  $    1.27
    Cumulative effect of change in accounting principle..........          -       (.03)         -
                                                                   ---------  ---------  ---------
    Net Earnings.................................................  $    1.05  $    1.46  $    1.27
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------
  Diluted
    Earnings before cumulative effect of change in accounting
      principle..................................................  $    1.03  $    1.46  $    1.25
    Cumulative effect of change in accounting principle..........          -       (.03)         -
                                                                   ---------  ---------  ---------
    Net Earnings.................................................  $    1.03  $    1.43  $    1.25
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------
Weighted Average Shares Outstanding (in thousands)
  Basic..........................................................    235,364    234,666    235,042
  Diluted........................................................    240,002    239,540    239,346

                See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

 YEARS ENDED JUNE 30                                                            1999       1998
-------------------------------------------------------------------------------------------

 IN MILLIONS, EXCEPT SHARE AND PER-SHARE AMOUNTS.

                                            ASSETS

Current Assets
  Cash and short-term investments........................................  $     132  $     102
  Receivables, net.......................................................        610        522
  Inventories............................................................        319        367
  Prepaid expenses and other.............................................         29         56
  Deferred income taxes..................................................         26         35
                                                                           ---------  ---------
    Total current assets.................................................      1,116      1,082
                                                                           ---------  ---------
Property, Plant and Equipment -- Net.....................................      1,054      1,016
                                                                           ---------  ---------
Brands, Trademarks, Patents and Other Intangibles -- Net.................      1,497      1,525
                                                                           ---------  ---------
Investments in Affiliates................................................        104         90
                                                                           ---------  ---------
Other Assets.............................................................        361        352
                                                                           ---------  ---------
Total....................................................................  $   4,132  $   4,065
                                                                           ---------  ---------
                                                                           ---------  ---------

                             LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Accounts payable.......................................................  $     206  $     226
  Accrued liabilities....................................................        350        353
  Accrued merger, integration and restructuring..........................         23          -
  Short-term debt and notes payable......................................        734        773
  Income taxes payable...................................................         48         24
  Current maturities of long-term debt...................................          7          5
                                                                           ---------  ---------
    Total current liabilities............................................      1,368      1,381
                                                                           ---------  ---------
Long-term Debt...........................................................        702        704
                                                                           ---------  ---------
Other Obligations........................................................        255        228
                                                                           ---------  ---------
Deferred Income Taxes....................................................        237        279
                                                                           ---------  ---------
Stockholders' Equity
  Common stock, $1.00 par value, 375,000,000 shares authorized,
    249,826,934 shares issued at June 30, 1999 and 249,013,686 shares
    issued at June 30, 1998..............................................        250        249
  Additional paid-in capital.............................................         50          -
  Retained earnings......................................................      1,842      1,743
  Treasury shares, at cost, 14,516,180 shares and 16,026,916 shares at
    June 30, 1999 and June 30, 1998, respectively........................       (392)      (392)
  Accumulated other comprehensive loss...................................       (160)      (116)
  Other..................................................................        (20)       (11)
                                                                           ---------  ---------
    Stockholders' equity.................................................      1,570      1,473
                                                                           ---------  ---------
Total....................................................................  $   4,132  $   4,065
                                                                           ---------  ---------
                                                                           ---------  ---------

                See Notes to Consolidated Financial Statements.

STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
THE CLOROX COMPANY

                                                                                                               ACCUMULATED
                                                                   ADDITIONAL                                        OTHER
                                                        COMMON        PAID-IN     RETAINED     TREASURY      COMPREHENSIVE
                                                         STOCK        CAPITAL     EARNINGS       SHARES      INCOME (LOSS)
--------------------------------------------------------------------------------------------------------------------------

 IN MILLIONS, EXCEPT PER-SHARE AMOUNTS.

Balance, June 30, 1996
As previously reported...........................   $     125     $     116     $   1,413    $    (251)      $     (43)
2-for-1 stock split effective August 23, 1999....         125          (116)           (9)
                                                        -----         -----    -----------       -----           -----
Balance, June 30, 1996...........................   $     250     $       -     $   1,404    $    (251)      $     (43)

Comprehensive income
  Net earnings...................................                                     300
  Translation adjustments........................                                                                  (17)
Total comprehensive income.......................
  Dividends ($.56 per share).....................                                    (132)
  Employee stock plans and other.................                        15            (1)          16
  Clorox treasury stock acquired.................                                                  (54)
  First Brands treasury stock acquired...........          (1)          (15)          (29)
                                                        -----         -----    -----------       -----           -----
Balance, June 30, 1997...........................         249             -         1,542         (289)            (60)

Comprehensive income
  Net earnings...................................                                     343
  Translation adjustments........................                                                                  (57)
  Minimum pension liability adjustments..........                                                                    1
Total comprehensive income.......................
  Dividends ($.63 per share).....................                                    (147)
  Employee stock plans and other.................                        21            10           35
  Clorox treasury stock acquired and related
    premium......................................                                                  (83)
  First Brands treasury stock acquired...........                       (21)           (5)
  Share repurchase obligations...................                                                  (55)
                                                        -----         -----    -----------       -----           -----
Balance, June 30, 1998...........................         249             -         1,743         (392)           (116)

Comprehensive income
  Net earnings...................................                                     246
  Translation adjustments........................                                                                  (43)
  Minimum pension liability adjustments..........                                                                   (1)
Total comprehensive income.......................
  Dividends ($.71 per share).....................                                    (162)
  Employee stock plans and other.................           1            50            15           33
  Treasury stock acquired........................                                                  (33)
                                                        -----         -----    -----------       -----           -----
Balance, June 30, 1999...........................   $     250     $      50     $   1,842    $    (392)      $    (160)
                                                        -----         -----    -----------       -----           -----
                                                        -----         -----    -----------       -----           -----


                                                                                       TOTAL
                                                                               COMPREHENSIVE
                                                         OTHER      TOTAL             INCOME
--------------------------------------------------------------------------------------------------------------
 IN MILLIONS, EXCEPT PER-SHARE AMOUNTS.
Balance, June 30, 1996
As previously reported...........................   $     (11)  $   1,349
2-for-1 stock split effective August 23, 1999....                       -
                                                          ---   ---------
Balance, June 30, 1996...........................   $     (11)  $   1,349
Comprehensive income
  Net earnings...................................                     300      $     300
  Translation adjustments........................                     (17)           (17)
                                                                                   -----
Total comprehensive income.......................                              $     283
                                                                                   -----
                                                                                   -----
  Dividends ($.56 per share).....................                    (132)
  Employee stock plans and other.................          (1)         29
  Clorox treasury stock acquired.................                     (54)
  First Brands treasury stock acquired...........                     (45)
                                                          ---   ---------
Balance, June 30, 1997...........................         (12)      1,430
Comprehensive income
  Net earnings...................................                     343      $     343
  Translation adjustments........................                     (57)           (57)
  Minimum pension liability adjustments..........                       1              1
                                                                                   -----
Total comprehensive income.......................                              $     287
                                                                                   -----
                                                                                   -----
  Dividends ($.63 per share).....................                    (147)
  Employee stock plans and other.................           1          67
  Clorox treasury stock acquired and related
    premium......................................                     (83)
  First Brands treasury stock acquired...........                     (26)
  Share repurchase obligations...................                     (55)
                                                          ---   ---------
Balance, June 30, 1998...........................         (11)      1,473
Comprehensive income
  Net earnings...................................                     246      $     246
  Translation adjustments........................                     (43)           (43)
  Minimum pension liability adjustments..........                      (1)            (1)
                                                                                   -----
Total comprehensive income.......................                              $     202
                                                                                   -----
                                                                                   -----
  Dividends ($.71 per share).....................                    (162)
  Employee stock plans and other.................          (9)         90
  Treasury stock acquired........................                     (33)
                                                          ---   ---------
Balance, June 30, 1999...........................   $     (20)  $   1,570
                                                          ---   ---------
                                                          ---   ---------

  See Notes to Consolidated Financial Statements, reflects 2-for-1 stock split effective August 23, 1999.

STATEMENTS OF CONSOLIDATED CASH FLOWS
THE CLOROX COMPANY

 YEARS ENDED JUNE 30                                                         1999       1998       1997
-------------------------------------------------------------------------------------------

 IN MILLIONS.

Operations:
  Net earnings........................................................  $     246  $     343  $     300
  Adjustments to reconcile to net cash provided by operations:
    Write-off of obsolete inventory...................................          8          -          -
    Provision for asset impairment....................................         91          -          -
    Cumulative effect of change in accounting principle...............          -          7          -
    Depreciation and amortization.....................................        202        182        168
    Deferred income tax...............................................        (29)        52          8
    Other.............................................................        (14)        (1)        (6)
    Effects of changes in:
      Accounts receivable.............................................         24        (76)       (27)
      Inventories.....................................................         40        (47)       (20)
      Prepaid expenses................................................          2          1         (8)
      Accounts payable................................................        (19)        21        (36)
      Accrued liabilities.............................................         (9)       (67)        23
      Accrued merger, integration and restructuring...................         23          3         19
      Income taxes payable............................................         23         (1)        11
                                                                        ---------  ---------  ---------
      Net cash provided by operations.................................        588        417        432
                                                                        ---------  ---------  ---------
Investing Activities:
  Property, plant and equipment acquired..............................       (176)      (190)      (161)
  Businesses purchased................................................       (116)      (149)      (630)
  Disposal of property, plant and equipment...........................         16         19          7
  Other...............................................................        (37)       (81)       (22)
                                                                        ---------  ---------  ---------
      Net cash used for investment....................................       (313)      (401)      (806)
                                                                        ---------  ---------  ---------
Financing Activities:
  Revolving credit facilities borrowings (repayments), net............       (199)        19        135
  Long-term borrowings................................................        205          3        348
  Long-term debt and other obligations repayments.....................        (16)       (66)      (119)
  Short-term borrowings (repayments)..................................        (33)       202        194
  First Brands financing program, net.................................       (100)        15         15
  Cash dividends......................................................       (162)      (147)      (132)
  Treasury stock acquired and related premium.........................        (33)      (109)       (99)
  Employee stock plans and other......................................         93         64         42
                                                                        ---------  ---------  ---------
      Net cash provided by (used for) financing.......................       (245)       (19)       384
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------
Effect of exchange rate changes on cash...............................          -         (4)         -
Net increase (decrease) in cash and short-term investments............         30         (7)        10
Cash and short-term investments:
  Beginning of year...................................................        102        109         99
                                                                        ---------  ---------  ---------
  End of year.........................................................  $     132  $     102  $     109
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------
Supplemental Disclosure:
  Cash paid for:
    Interest (net of amounts capitalized).............................  $      98  $     105  $      71
    Income taxes......................................................         85        113        148
  Non-cash transactions:
    Liabilities assumed with businesses purchased.....................  $       -  $      28  $     126
    Share repurchase and other obligations............................          -         79          -

                See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

1. SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION

On January 29, 1999, the Company completed a merger with First Brands Corporation ("First Brands"). The merger has been accounted for as a pooling of interests. Accordingly, all historical financial information has been restated to include First Brands for all periods presented. Additional information pertaining to the merger is presented in Note 2.

The Company is principally engaged in the production and marketing of nondurable consumer products through grocery stores, mass merchandisers and other retail outlets. The consolidated financial statements include the statements of the Company and its majority-owned and controlled subsidiaries. Minority investments in foreign entities are accounted for under the equity method, the most significant of which is a 20% equity investment in Henkel Iberica, S.A. of Spain. All significant intercompany transactions and accounts are eliminated in consolidation.

STOCK-SPLIT

On July 20, 1999, the Company's Board of Directors authorized a 2-for-1 split of its common stock, effective August 23, 1999, in the form of a stock dividend for stockholders of record at the close of business on July 30, 1999. All share and per-share amounts in the accompanying consolidated financial statements have been restated to give effect to the stock split.

On July 15, 1997, the Company's Board of Directors authorized a 2-for-1 split of its common stock, effective September 2, 1997, in the form of a stock dividend for stockholders of record at the close of business on July 28, 1997. All share and per-share amounts in the accompanying consolidated financial statements have been restated to give effect to the stock split.

ACCOUNTING ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from estimates and assumptions made.

SHORT-TERM INVESTMENTS

Short-term investments consist of money market and other high quality instruments with an initial maturity of three months or less and are stated at cost, which approximates market value.

INVENTORIES

Inventories are stated at the lower of cost or market. Cost of the majority of the domestic inventories, excluding First Brands, is determined on the last-in, first-out (LIFO) method. Cost of the remainder of the inventories, including First Brands, is determined on the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Depreciation is calculated by the straight-line method over estimated useful lives ranging from 20-30 years for improvements, 20-40 years for buildings and 3-15 years for machinery and equipment. Carrying values are reviewed periodically for impairment

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

BRANDS, TRADEMARKS, PATENTS AND OTHER INTANGIBLES

Brands, trademarks, patents and other intangible assets arising from transactions after October 30, 1970 are amortized over their estimated useful lives not to exceed 40 years. Carrying values are reviewed periodically and a determination of impairment is made based on estimates of future cash flows, undiscounted and without interest charges.

FORWARD PURCHASE FINANCING AGREEMENTS

In connection with the financing of an acquisition in Argentina in 1996 and the acquisition of the Brita water systems business in Canada in 1995, the Company entered into forward purchase agreements with third parties whereby the Company has purchased preferred stock of certain of its foreign subsidiaries for future delivery from third parties who have the right to acquire this preferred stock according to the terms of certain subscription agreements. The forward purchases of the preferred stock are recorded as other assets and are being accreted to redemption amounts on a straight-line basis over the terms of the agreements. If the third parties fail to acquire the subsidiary preferred stock at maturity of the subscription agreements, the accreted amounts of the forward purchase agreements will be due to the Company.

INCOME TAXES

The Company uses the asset and liability method to account for income taxes.

FOREIGN CURRENCY TRANSLATION

Local currencies are the functional currencies for most of the Company's foreign operations. Assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Income and expenses are translated at the average exchange rates during the year. Translation gains and losses and the effects of exchange rate changes on transactions designated as hedges of net foreign investments are reported in accumulated other comprehensive income or loss in stockholders' equity. Transaction and foreign currency translation gains and losses where the U.S. dollar is the functional currency are included in other income.

EARNINGS PER COMMON SHARE

Basic earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding each period. Diluted earnings per share are computed by dividing net earnings by the diluted weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution from common shares issuable through stock options, restricted stock and performance unit grants.

DERIVATIVE FINANCIAL INSTRUMENTS

The use of financial instruments, principally swap, forward and option contracts, is limited to purposes other than trading and includes management of interest rate movements, foreign currency exposure and commodity exposure. They are treated as off-balance sheet items. Interest rate swap agreements are

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) accounted for using the settlement basis of accounting. As such, no gains or losses are recorded for movements in the swaps' values during the term of the agreements. Foreign currency forward contracts are used to hedge certain short-term and long-term instruments and to hedge the impact of exchange rate fluctuations resulting from anticipated inventory purchases and intercompany transactions. Gains or losses on hedges of existing assets are included in the carrying amounts and are recognized in earnings when those assets are liquidated. Gains or losses arising from hedges of firm commitments and anticipated transactions are recognized in earnings or as an adjustment of carrying amounts when the hedged transaction occurs.

STOCK-BASED COMPENSATION

The Company continues to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured as the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Restricted stock awards are recorded as compensation cost over the requisite vesting periods based on the market value on the date of grant. Compensation cost for shares issued under performance share plans is recorded based upon the current market value of the Company's stock at the end of each period.

Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. The Company has elected to remain on its current method of accounting as described above and has adopted the disclosure requirements of SFAS No. 123. (See Note 14).

IMPACT OF NEW ACCOUNTING STANDARDS

The Financial Accounting Standards Board ("FASB") issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 137, issued in June 1999, delayed the effective date of the statement to fiscal quarters in fiscal years beginning after June 15, 2000. The Company is currently evaluating the impact of this new accounting standard on the Company's consolidated financial position and results of operations.

RECLASSIFICATIONS

Certain accounts receivable and accrued liabilities have been reclassified to conform with the current period presentation.

2. MERGER, INTEGRATION, RESTRUCTURING AND ASSET IMPAIRMENT

Merger, integration, restructuring and asset impairment were $180, $3 and $19 in 1999, 1998 and 1997, respectively. The $180 of merger costs recorded in 1999 includes $156 of merger, integration, restructuring and asset impairment incurred in connection with the First Brands merger. The remaining amount of $24

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

2. MERGER, INTEGRATION, RESTRUCTURING AND ASSET IMPAIRMENT (CONTINUED) reflects an asset impairment loss recognized for the write-down of certain insecticide brands and certain international assets. In 1997, First Brands recorded $19 of restructuring charges for initiatives aimed at streamlining certain operating and administrative functions. During 1998, First Brands recorded an additional $3 related to these initiatives.

Merger and integration (transaction and other related costs), restructuring and asset impairment costs were recognized during the year ended June 30, 1999 in connection with the merger and other asset impairments. Details of these costs are as follows:

                                                        MERGER AND                                      ASSET
                                                        INTEGRATION    RESTRUCTURING    SUB-TOTAL    IMPAIRMENT      TOTAL
                                                       -------------  ---------------  -----------  -------------  ---------
Transaction fees and expenses........................    $      17       $       -      $      17     $       -    $      17
Employee severance and other related costs...........            4              37             41             -           41
Contract cancellations...............................            -              12             12             -           12
Write-off of software development and other costs....            -               -              -            67           67
Other................................................           15               4             19            24           43
                                                             -----           -----          -----         -----    ---------
Total provision for merger, integration,
  restructuring and asset impairment.................           36              53             89     $      91    $     180
                                                                                                          -----    ---------
                                                                                                          -----    ---------
Total paid through June 30, 1999.....................          (31)            (35)           (66)
                                                             -----           -----          -----
Accrued liability as of June 30, 1999................    $       5       $      18      $      23
                                                             -----           -----          -----
                                                             -----           -----          -----

Restructuring activities primarily relate to the elimination of redundancies and the consolidation of administration and distribution functions, the reduction in employee headcount of approximately 270 positions, primarily at the First Brands' headquarters location in Danbury, Connecticut and at sales offices, and the termination of lease and other contractual obligations.

Total estimated merger, integration, restructuring and asset impairment costs are approximately $210. Of such estimated merger-related and asset impairment costs, $180 was recognized in 1999 and $8 of obsolete First Brands inventory was written off in 1999. The Company expects to incur additional merger and related costs of approximately $22 over the remainder of the 1999 calendar year and such costs will be recognized and reported as merger and restructuring costs as incurred.

Pursuant to the merger agreement, First Brands' stockholders obtained the right to receive .349 of a share of the Company's common stock in exchange for each share of First Brands' common stock, with cash paid in lieu of fractional shares. Pursuant to the merger, 40.3 million shares of First Brands' common stock were converted into 28.2 million shares (or 14.1 million shares prior to restatement for the 2-for-1 stock split effective August 23, 1999) of the Company's common stock. In addition, options to acquire 1.8 million shares of First Brands' common stock were converted to 1.2 million options (or .6 million shares prior to restatement for the 2-for-1 stock split effective August 23,
1999) to acquire shares of the Company's common stock. In connection with the merger, Clorox also assumed approximately $435 of First Brands' debt. There were no transactions between the Company and First Brands prior to the merger.

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

2. MERGER, INTEGRATION, RESTRUCTURING AND ASSET IMPAIRMENT (CONTINUED)
The following presents certain historical financial data pertaining to the Company and First Brands prior to the merger in January 1999. Certain reclassifications were made to the historical results of First Brands to conform to the Company's classifications.

                                                               SIX MONTHS
                                                                  ENDED          YEARS ENDED
                                                               DECEMBER 31         JUNE 30
                                                              -------------  --------------------
                                                                  1998         1998       1997
                                                              -------------  ---------  ---------
Net Sales
  Clorox....................................................    $   1,334    $   2,741  $   2,533
  First Brands..............................................          605        1,204      1,120
  Reclassifications.........................................          (28)         (47)       (30)
                                                                   ------    ---------  ---------
    Net Sales...............................................    $   1,911    $   3,898  $   3,623
                                                                   ------    ---------  ---------
                                                                   ------    ---------  ---------
Net Earnings
  Clorox....................................................    $     143    $     298  $     250
  First Brands..............................................           31           45         50
                                                                   ------    ---------  ---------
    Net Earnings............................................    $     174    $     343  $     300
                                                                   ------    ---------  ---------
                                                                   ------    ---------  ---------

3. ACCOUNTING CHANGE

In 1998, First Brands changed its accounting policy for costs associated with the business process re-engineering activities to expense such costs as incurred in accordance with the FASB Emerging Issues Task Force Issue No. 97-13. Previously capitalized costs of $11 ($7 after taxes or $0.03 per diluted share) were charged to operations in 1998 as cumulative effect of change in accounting principle.

4. ACQUISITIONS

Acquisitions made in years 1999, 1998 and 1997 accounted for as purchases are summarized below.

Acquisitions in 1999 totaled $116. These acquisitions included the domestic purchase of the HANDI WIPES and WASH 'N DRI businesses and the international purchases of the MISTOLIN bleach and household cleaner business in Venezuela, the HOMEKEEPER insecticide business in Korea, the GUMPTION household cleaner business in Australia, as well as a 12% increase in ownership in the Company's Tecnoclor S.A. joint venture in Colombia. Approximately $105 of the acquisition cost has been allocated to brands, trademarks and other intangibles to be amortized over estimated lives not to exceed 40 years. Purchases included, at fair value, assets of $11.

International acquisitions in 1998 totaled $149 and included the CLOROSUL bleach business, the SUPER GLOBO bleach and cleaner business and the X-14 cleaner business, all in Brazil, the ARELA cleaner business in Chile, three smaller acquisitions in Southeast Asia, Australia and New Zealand, and an additional investment in Mexico. Approximately $144 of the acquisition cost has been allocated to brands, trademarks and other intangibles to be amortized over estimated lives not to exceed 40 years. Purchases included, at fair value, assets of $34 and the assumption of liabilities of $29.

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

4. ACQUISITIONS (CONTINUED)
Acquisitions in 1997 totaled $630. On December 31, 1996, the Company purchased The Armor All Products Corporation for $360, which markets the leading line of automotive appearance products. Net assets acquired, at fair values, included working capital assets of $51 and liabilities of $68, property, plant and equipment of $8, and intangible assets of $369, principally brands and trademarks, which are being amortized over 40 years. On March 14, 1997, First Brands purchased the NationalPak business in Australia and New Zealand for $160. NationalPak manufactures and markets consumer products such as plastic wrap and bags, aluminum foil and wiping cloths under the GLAD, CHUX, OSO, MONO and ROTA brand names. Net assets acquired, at fair values, included working capital assets of $23, and liabilities of $22, property, plant and equipment of $33, and intangible assets of $126, which are being amortized over 40 years. Other businesses purchased for $110 included the Shell Group's line of household products in Chile, the PINOLUZ pine cleaner business in Argentina and the LIMPIDO brand bleach business and an increase in ownership in Tecnoclor S.A., both in Colombia. Net assets, acquired at fair value, included net working capital of $10, property, plant and equipment of $2, and intangible assets of $98, which are being amortized over periods not to exceed 40 years.

Operating results of acquired businesses are included in consolidated net earnings from the date of acquisition. All acquisitions were funded from cash provided by operations, long-term debt or commercial paper.

5. TRADE RECEIVABLE FINANCING PROGRAM

During the fourth quarter of 1999, the Company terminated First Brands' program to sell up to $100 in fractional ownership interest in a defined pool of eligible trade accounts receivable. Accounts receivable in the accompanying consolidated balance sheets are reported net of amounts sold pursuant to this program and related costs are charged to earnings as interest expense when the receivables were sold. The effective interest rate for this program was approximately 5.5%, 5.9% and 5.1% in 1999, 1998 and 1997, respectively.

6. INVENTORIES

The major classes are:

                                                                                  1999       1998
                                                                                ---------  ---------
Finished goods and work in process............................................  $     220  $     251
Raw materials and supplies....................................................         99        116
                                                                                ---------  ---------
Total.........................................................................  $     319  $     367
                                                                                ---------  ---------
                                                                                ---------  ---------

Had the cost of LIFO inventories been determined using the FIFO method, inventory amounts would have been higher by approximately $12 at June 30, 1999 and $13 at June 30, 1998. The LIFO method was used to value approximately 38% of the inventory at June 30, 1999 and 37% at June 30, 1998.

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

7. PROPERTY, PLANT AND EQUIPMENT -- NET

The major classes are:

                                                                               1999       1998
                                                                             ---------  ---------
Land and improvements......................................................  $      91  $      89
Buildings..................................................................        391        381
Machinery and equipment....................................................      1,198      1,155
Construction in progress and other.........................................        161         78
                                                                             ---------  ---------
Total......................................................................      1,841      1,703
Less accumulated depreciation..............................................        787        687
                                                                             ---------  ---------
Net........................................................................  $   1,054  $   1,016
                                                                             ---------  ---------
                                                                             ---------  ---------

Depreciation expense was $115 in 1999, $109 in 1998 and $102 in 1997.

8. BRANDS, TRADEMARKS, PATENTS AND OTHER INTANGIBLES -- NET

The major classes are:

                                                                               1999       1998
                                                                             ---------  ---------
Brands and trademarks......................................................  $   1,730  $   1,664
Patents and other intangibles..............................................        316        302
                                                                             ---------  ---------
Total......................................................................      2,046      1,966
Less accumulated amortization..............................................        549        441
                                                                             ---------  ---------
Net........................................................................  $   1,497  $   1,525
                                                                             ---------  ---------
                                                                             ---------  ---------

At June 30, 1999 and 1998, respectively, brands and trademarks totaling $1,459 and $1,466 are amortized over 40 years, and $27 and $25 are amortized over 30 years, and $202 and $131 are amortized over 20 years. Amounts totaling $42 relating to transactions prior to October 31, 1970 are not amortized. Patents and other intangibles are amortized over lives ranging from 5 to 20 years.

9. OTHER ASSETS

The major components are:

                                                                                  1999       1998
                                                                                ---------  ---------
Forward purchase financing agreements.........................................  $     177  $     167
Other.........................................................................        184        185
                                                                                ---------  ---------
Total.........................................................................  $     361  $     352
                                                                                ---------  ---------
                                                                                ---------  ---------

Forward purchase financing agreements represent the cost to acquire preferred stock of certain foreign subsidiaries at various dates in the future. The difference between cost and the third party subscription price of the preferred stock is being accreted on a straight-line basis over five years. The amount of accretion included in other income was $10 in 1999, 1998 and 1997.

The remaining other assets primarily include financing costs that are amortized over the terms of the respective financing agreements, long-term notes receivable, purchased software and deferred pension costs.

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

10. ACCRUED LIABILITIES

Advertising costs of $180 are included in accrued liabilities at June 30, 1999 and 1998.

11. DEBT

Short-term debt and notes payable include:

                                                                                  1999       1998
                                                                                ---------  ---------
Commercial paper..............................................................  $     726  $     379
Notes payable and other.......................................................          8        394
                                                                                ---------  ---------
Total.........................................................................  $     734  $     773
                                                                                ---------  ---------
                                                                                ---------  ---------

In 1999, the Company redeemed preference shares totaling $388, which had been classified as other short-term debt. These shares were issued in 1998 and 1997 when the Company entered into sterling denominated agreements for the issuance of redeemable subsidiary preference shares to private investors. The Company also terminated related swap agreements that covered both foreign currency and interest rate exposures. Costs to terminate the swap agreements were approximately $7 and are included in other expense, net. Dividend payments on the preference shares were classified as interest expense.

Long-term debt includes:

                                                                                                      1999       1998
                                                                                                    ---------  ---------
8.8% Non-callable notes due August 2001(a)........................................................  $     200  $     200
Preferred interest transferable securities due July 2003 with a preferred dividend rate of
  2.9%(b).........................................................................................        200          -
7 1/4% senior notes due 2007(c)...................................................................        150        150
Bank loans due through March 2007, at rates ranging from 5.9% to 7.9%.............................         98        101
Senior debt:
  $300 revolving credit facility, five-year term expiring February 2002, interest varies at prime
    rate, LIBOR plus .275% or CD rate plus .4%; facility fee of .15%(d)...........................          -        190
  $67 Australian and New Zealand credit facility, seven-year term expiring March 2004, interest at
    local Bill Rate plus .7%(e)...................................................................         35         43
Other.............................................................................................         19         20
                                                                                                    ---------  ---------
Total.............................................................................................  $     702  $     704
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------

---------

(a) At June 30, 1999 and June 30, 1998, the Company had interest rate swaps that converted $50 and $100, respectively, of the 8.8% notes from a fixed to a floating rate resulting in effective borrowing rates of 8.1% in 1999, 8.3% in 1998 and 8.5% in 1997.

(b) In 1999, the Company entered into a Deutsche mark denominated financing arrangement with private investors. The Company also entered into a series of swaps with notional amounts totaling $200 to eliminate foreign currency exposure risk generated by this fixed Deutsche mark obligation. The swaps effectively convert the Company's 2.9% fixed Deutsche mark obligation to a floating U.S. dollar rate of 90 day LIBOR less 278 basis points (effective rate of approximately 3%). Dividend payments on preference shares are classified as interest expense.

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

11. DEBT (CONTINUED)
(c) The 7 1/4% Note Indenture contains certain restrictive covenants and limitations, the most significant of which relates to the Company's right to incur debt and to engage in certain sale and leaseback transactions.

(d) At June 30, 1998, the Company had interest rate swaps totaling $105 that converted the Company's variable rate debt into fixed obligations. In 1999, the interest rate swaps were terminated in connection with the termination of the revolving credit facility agreement. Costs associated with terminating the swap agreements were approximately $3 and are included in merger, integration, restructuring and asset impairment costs.

(e) The seven-year $67 Australian and New Zealand credit facility is composed of
    (1) amounts used to acquire the NationalPak business (see Note 4) and (2) amounts used for working capital needs. There are fixed periodic payments associated with the acquisition borrowing. The working capital borrowing can be drawn on and repaid at NationalPak's discretion. The facility is secured by the accounts receivable, inventory and fixed assets of NationalPak. At June 30, 1999 and June 30, 1998, the Company had interest rate swaps totaling $26 and $22, respectively, that converted the Company's variable rate debt into fixed obligations.

The weighted average interest rate for short-term debt outstanding was 5.2%, 5.1% and 5.5% for 1999, 1998 and 1997, respectively. At June 30, 1999 and 1998, net of foreign currency swap agreements, the fair value of long-term debt was $723 and $720, respectively, and the fair values of short-term debt approximates the carrying value for those years.

The Company has credit agreements totaling up to $1.1 billion which expire on dates ranging from November 1999 to April 2002. There are no borrowings under any of these agreements. They are available for general corporate purposes and for the support of additional commercial paper issuance. The credit agreements require maintenance of minimum net worth of $704.

Long-term debt maturities as of June 30, 1999 are $6, $83, $209, $25, $216 and $163 in 2000, 2001, 2002, 2003, 2004 and thereafter, respectively.

12. FINANCIAL INSTRUMENTS

The Company utilizes derivative financial instruments, principally swaps, forward contracts and options to enhance its ability to manage risk, including interest rate, foreign currency, commodity prices and share repurchases which exist as part of its ongoing business operations. These contracts hedge transactions and balances for periods consistent with the related exposures and do not constitute investments independent of these exposures. The Company does not hold or issue financial instruments for trading purposes, nor is it a party to any leveraged contracts.

Interest rate swap agreements are used to reduce financing costs and to achieve a desired proportion of variable and fixed rate debt. Amounts paid or received on hedges related to debt are included in interest expense. At June 30, 1999 and June 30, 1998, the notional amount of interest rate swaps was $278 and $227, and the unrealized (gain) or loss was approximately $4 and ($1), respectively. (See
Note 11).

The Company uses foreign exchange contracts, including swap and forward currency contracts, to hedge existing foreign-exchange exposures. Foreign currency contracts require the Company, at a future date, either to buy or sell foreign currency in exchange for U.S. dollars to offset an unhedged exposure. Such

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

12. FINANCIAL INSTRUMENTS (CONTINUED)
currency contracts existed at June 30, 1999 and 1998 for Argentine pesos, Canadian dollars, Japanese yen, Australian dollars and certain other currencies. Foreign exchange contracts with notional amounts totaling $67 and $86 were outstanding at June 30, 1999 and 1998, respectively. Unrealized losses for each of those years were approximately $2. Contracts outstanding as of June 30, 1999 will mature over the next 9 years. The Company manages its future Deutsche mark exposure with foreign currency swap agreements (see Note 11). These agreements provide for an exchange of notional amounts at a future date, enabling the Company to offset future foreign currency cash exposures and converting Deutsche mark liability to U.S. dollar liability, thus mitigating exposure to increasing costs associated with foreign currency movements.

The Company uses commodity futures contracts to hedge the price on a portion of raw material purchases used in the manufacturing process and swap contracts to hedge the market risk of diesel fuel included as part of carrier contracts. Contract maturities correlate to actual purchases and contract values are reflected in the cost of the related commodity. The Company also uses contracts, including a "collar" contract, with various maturities partially to stabilize the cost of its polyethylene resin requirements. These contracts cover a portion of the Company's domestic and foreign resin requirements. Unrealized losses on open contracts at June 30, 1999 and June 30, 1998 were approximately $6 and $23, respectively.

Equity put options and forward contracts are used in connection with the Company's common share repurchase programs (see Note 13).

The carrying values of cash, short-term investments, accounts and notes receivable, notes payable, accounts payable, forward purchase financing agreements and other financial instruments approximate their fair values at June 30, 1999 and 1998. The Company has used market information for similar instruments and applied judgment in estimating fair values. See Note 11 for fair values of short-term and long-term debt.

Exposure to counterparty credit risk is considered low because these agreements have been entered into with major credit worthy institutions with strong credit ratings and they are expected to perform fully under the terms of the agreements.

13. STOCKHOLDERS' EQUITY

In addition to common stock, the Company is authorized to issue 5 million shares of preferred stock with a par value of $1 per share, none of which is outstanding.

In September 1996, the Board of Directors authorized a share repurchase program to offset the dilutive effect of employee stock exercises. This program was canceled when the Company merged with First Brands. The Company repurchased 800,000 shares for $33 in 1999, 1,694,000 shares for $70 in 1998 and 1,854,000 shares for $54 in 1997. As part of the repurchase program during 1998, the Company entered into two share repurchase transactions whereby the Company contracted for the future delivery of 800,000 shares of the Company stock on October 27, 2000 and 800,000 shares of the Company stock on October 23, 2002. The specified strike prices are $34.25 per share and $34.31 per share, respectively. The aggregate redemption cost of $55 is included in other obligations with a corresponding increase in treasury stock. The Company paid an aggregate cash premium of $13 on these transactions which has been recorded as treasury stock.

The Company sold and purchased 2.2 million and 1.0 million put and call options during 1997 and 1996, respectively, with various strike prices (average of $23.93 per share) that expire on various dates through September 30, 2005. Upon exercise, each put option requires the Company to purchase, and each call option allows the Company to purchase, one share of its common stock at the strike price.

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

14. STOCK COMPENSATION PLANS

At June 30, 1999, the Company had stock-based compensation plans described below that include the pre-merger plans of First Brands. Pursuant to the merger, options to acquire 1.8 million shares of First Brands' common stock were converted to 1.2 million options (or .6 million shares prior to restatement for the 2-for-1 stock split effective August 23, 1999) to acquire shares of the Company stock (see Note 2). The Company has various stock option plans that provide for the granting of stock options to officers, key employees and directors. The 1996 Stock Incentive Plan ("1996 Plan") is the only plan with stock option awards currently available for grant; the 1996 Plan and prior plans have shares exercisable at June 30, 1999. The Company is authorized to grant options for up to 14 million common shares under the 1996 Plan, of which 6 million have been granted. Options outstanding under the Company's plans (except First Brands options which became exercisable upon the merger) have been granted at prices which are either equal to or above the market value of the stock on the date of grant, vest over a one to seven-year period, and expire ten years after the grant date.

The status of the Company's stock options plans at June 30 is summarized below:

                                              NUMBER       WEIGHTED AVERAGE
                                            OF SHARES       EXERCISE PRICE
                                          --------------   ----------------
                                          (IN THOUSANDS)
Outstanding at June 30, 1996............      15,590             $17
Granted.................................       1,692              27
Exercised...............................      (2,304)             12
Cancelled...............................        (752)             20
                                              ------             ---
Outstanding at June 30, 1997............      14,226              18
Granted.................................       1,282              36
Exercised...............................      (2,630)             14
Cancelled...............................        (438)             25
                                              ------             ---
Outstanding at June 30, 1998............      12,440              21
Granted.................................       4,590              60
Exercised...............................      (3,174)             20
Cancelled...............................        (216)             35
                                              ------             ---
Outstanding at June 30, 1999............      13,640              34
                                              ------             ---
                                              ------             ---
Options exercisable at:
June 30, 1999...........................       7,618              19
June 30, 1998...........................       8,204              17
June 30, 1997...........................       6,936              14

Had compensation expense for the Company's various stock-based compensation plans been determined based upon fair values at the grant dates for awards under those plans in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings and earnings per share would

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

14. STOCK COMPENSATION PLANS (CONTINUED) have been reduced to the following pro forma amounts. The pro forma effects of applying SFAS No. 123 are not indicative of future amounts because this statement does not apply to awards granted prior to 1996.

                                                                         1999       1998       1997
                                                                       ---------  ---------  ---------
Earnings before cumulative effect of change in accounting principle
  As reported........................................................  $     246  $     350  $     300
  Pro forma..........................................................        235        343        295

Earnings per share before cumulative effect of change in accounting principle
  Basic
    As reported......................................................  $    1.05  $    1.49  $    1.27
    Pro forma........................................................       1.00       1.46       1.26
  Diluted
    As reported......................................................  $    1.03  $    1.46  $    1.25
    Pro forma........................................................       0.98       1.43       1.23

The weighted average fair value of each option granted during 1999, 1998 and 1997, estimated on the grant date using the Black-Scholes option pricing model, was $13.16 per share, $8.83 per share and $7.27 per share, respectively. The following assumptions were used to estimate the fair value of the 1999, 1998 and 1997 options granted:

                                          1999                    1998                           1997
                                     ---------------  -----------------------------  -----------------------------
                                        COMBINED          CLOROX       FIRST BRANDS      CLOROX       FIRST BRANDS
                                     ---------------  ---------------  ------------  ---------------  ------------
Dividend yield.....................  1.3%             2%               1.5%          2%               1.3%
Expected volatility................  29.5%            21%              42.6%         19%              25.8%
Risk-free interest rate............  4.4% to 5.7%     5.3% to 6.5%     5.5%          6.4% to 6.6%     5.3%
Expected life......................  3 to 6 years     3 to 5 years     7.7 years     4 to 6 years     7.6 years

Summary information about the Company's stock options outstanding at June 30, 1999 is as follows:

                                 WEIGHTED AVERAGE
RANGE OF         OUTSTANDING        CONTRACTUAL      WEIGHTED AVERAGE    EXERCISABLE     WEIGHTED AVERAGE
EXERCISE PRICE    AT 6/30/99     PERIODS IN YEARS     EXERCISE PRICE      AT 6/30/99      EXERCISE PRICE
--------------  --------------   -----------------   ----------------   --------------   ----------------
                (IN THOUSANDS)                                          (IN THOUSANDS)
$ 9 - $20            5,498              4.2                $ 16             5,496              $ 16
 21 -  33            2,448              6.3                  24             1,632                24
 33 -  44            1,986              8.5                  38               488                37
 44 -  55              436              9.3                  53                 2                44
 56 -  67            3,272              9.7                  66                 -                56
--------------      ------              ---               -----             -----             -----
$ 9 - $67           13,640              6.7                $ 34             7,618              $ 19
--------------      ------              ---               -----             -----             -----
--------------      ------              ---               -----             -----             -----

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

15. LEASES

The Company leases transportation equipment and various manufacturing, warehousing and office facilities. Most leases are classified as operating leases and will expire over the next 17 years. Future total minimum lease payments are $39, and do not exceed $9 in any one year. Rental expense was $18 in 1999, $24 in 1998 and $27 in 1997.

Space not occupied by the Company in its headquarter building is let to other tenants under operating leases expiring by 2008. Future minimum rentals to be received are $5 and do not exceed $1 in any one year.

16. OTHER (INCOME) EXPENSE, NET

The major components are:

                                                                           1999       1998       1997
                                                                         ---------  ---------  ---------
Amortization of intangibles............................................  $      61  $      57  $      51
Equity in earnings of affiliates.......................................        (21)       (17)       (14)
Interest income........................................................         (7)        (5)       (10)
Royalty income.........................................................         (7)       (11)        (8)
Other, net.............................................................         (2)       (14)       (15)
                                                                               ---        ---        ---
Total..................................................................  $      24  $      10  $       4
                                                                               ---        ---        ---
                                                                               ---        ---        ---

17. INCOME TAXES

Income tax expenses are:

                                                                          1999       1998       1997
                                                                        ---------  ---------  ---------
Current
  Federal.............................................................  $     175  $     119  $     150
  State...............................................................         25         16         23
  Foreign.............................................................         13         19         18
                                                                        ---------  ---------  ---------
Total current.........................................................        213        154        191
                                                                        ---------  ---------  ---------

Deferred
  Federal.............................................................        (26)        43          5
  State...............................................................         (2)         7          1
  Foreign.............................................................         (1)         2          2
                                                                        ---------  ---------  ---------
Total deferred........................................................        (29)        52          8
                                                                        ---------  ---------  ---------
Total expense.........................................................  $     184  $     206  $     199
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

The effective income tax rates were 42.8%, 37.1% and 39.9% in 1999, 1998 and 1997, respectively. The higher tax rate for 1999 was primarily attributable to the tax effect of merger-related and restructuring costs. The difference between the U.S. statutory rate of 35% and the effective tax rate in each year is due primarily to state income taxes, net of federal benefits, of 3%, 2.9% and 3.1% in 1999, 1998 and 1997,

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

17. INCOME TAXES (CONTINUED)
respectively, merger-related and restructuring costs of 5.9% in 1999, and taxes on foreign earnings of 1.7% in 1997.

Undistributed earnings of foreign subsidiaries that are considered to be reinvested indefinitely totaled $118 at June 30, 1999.

The net deferred income tax assets (liabilities), both current and non-current at June 30, result from the tax effects of the following temporary differences:

                                                                                 1999       1998
                                                                               ---------  ---------
Amortization and depreciation................................................  $    (172) $    (165)
Safe harbor lease agreements.................................................        (18)       (21)
Unremitted foreign earnings..................................................        (46)       (49)
Post employment benefits.....................................................         43         35
Merger related and restructuring costs.......................................         21          -
Other........................................................................        (39)       (44)
                                                                               ---------  ---------
Net deferred tax liability...................................................  $    (211) $    (244)
                                                                               ---------  ---------
                                                                               ---------  ---------

18. EMPLOYEE BENEFIT PLANS

RETIREMENT INCOME PLANS

The Company has defined benefit pension plans for substantially all its domestic employees and certain of its international subsidiaries. Benefits are based on either employee years of service and compensation or a stated dollar amount per year of service. The Company is the sole contributor to the plans in amounts deemed necessary to provide benefits and to the extent deductible for federal income tax purposes. Assets of the plans consist primarily of stocks and bonds.

The accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $1 and $0, respectively, as of June 30, 1999 and $4 and $0, respectively, as of June 30, 1998.

The $1 cost of special termination benefits in 1999 relates to the closure of certain facilities acquired with the First Brands merger. The $1 cost of special termination benefits in 1997 resulted from an early retirement program at First Brands.

RETIREMENT HEALTH CARE

The Company provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. The plans pay stated percentages of covered expenses after annual deductibles have been met. Benefits paid take into consideration payments by Medicare. The plans are unfunded and the Company has the right to modify or terminate certain of these plans.

The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation ("APBO") was 9% for Clorox and 8.5% for First Brands for years 1999 and 2000. The Clorox assumed rates gradually decrease to 5.25% for 2003 and years thereafter. The First Brands assumed rates gradually decrease to 5% for 2006 and years thereafter. Changes in these rates can have a significant effect

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

18. EMPLOYEE BENEFIT PLANS (CONTINUED)
on amounts reported. A one percentage point increase in the trend rates would increase the June 30, 1999 APBO by $8 and increase 1999 expense by $1. The discount rate used to determine the APBO was 7.75%.

Summarized information of the Company's retirement income and retirement health care plans are as follows:

                                                                                                            RETIREMENT
                                                                       RETIREMENT INCOME PLANS             HEALTH CARE
                                                                 ------------------------------------  --------------------
                                                                       1999               1998           1999       1998
                                                                 -----------------  -----------------  ---------  ---------
Change in benefit obligations
  Benefit obligation at beginning of year......................      $     267          $     231      $      73  $      65
  Service cost.................................................             12                 10              3          3
  Interest cost................................................             19                 18              5          5
  Plan amendments..............................................             (9)                 4              -          -
  Reduction in prior service cost due to remeasurement.........             (1)                 -              -          -
  Actuarial (gain)/loss........................................            (21)                24              -          4
  Benefits paid................................................            (27)               (19)            (4)        (4)
  Special termination benefits.................................              7                  -              -          -
  Effect of foreign currency changes...........................              -                 (1)             -          -
                                                                         -----              -----            ---        ---
  Benefit obligation at end of year............................            247                267             77         73

Change in plan assets
  Fair value of assets at beginning of year....................            307                278              -          -
  Actual return on plan assets.................................             36                 53              -          -
  Employee contribution........................................              -                  -              -          -
  Employer contribution........................................              8                  1              4          4
  Benefits paid................................................            (27)               (24)            (4)        (4)
  Effect of foreign currency changes...........................              -                 (1)             -          -
                                                                         -----              -----            ---        ---
  Fair value of plan assets at end of year.....................            324                307              0          0

  Funded (unfunded) status.....................................             77                 40            (77)       (73)
  Unrecognized transition obligation/(asset)...................             (2)                (4)             7          9
  Unrecognized prior service cost..............................            (14)                (4)             2          1
  Unrecognized (gain)/loss.....................................            (54)               (19)            (7)        (6)
                                                                         -----              -----            ---        ---
  Prepaid/(accrued) benefit cost...............................      $       7          $      13      $     (75) $     (69)
                                                                         -----              -----            ---        ---
                                                                         -----              -----            ---        ---
Amount recognized in the balance sheets consists of:
  Prepaid benefit cost.........................................             25                 26              -          -
  Accrued benefit liability....................................            (18)               (14)           (75)       (69)
  Accumulated other comprehensive income.......................              -                  1              -          -
                                                                         -----              -----            ---        ---
  Net amount recognized........................................      $       7          $      13      $     (75) $     (69)
                                                                         -----              -----            ---        ---
                                                                         -----              -----            ---        ---
Weighted-average assumptions as of June 30:
  Discount rate................................................        6% to 7.75%   5.5% to 7.5%           7.75%         7%
  Rate of compensation increase................................           3% to 7%           0% to 7%        N/A        N/A
  Expected return on plan assets...............................         7% to 9.5%         7% to 9.5%        N/A        N/A

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

18. EMPLOYEE BENEFIT PLANS (CONTINUED)

                                        RETIREMENT        RETIREMENT
                                       INCOME PLANS      HEALTH CARE
                                     ----------------  ----------------
                                     1999  1998  1997  1999  1998  1997
                                     ----  ----  ----  ----  ----  ----
Components of net periodic benefit
  cost
  Service cost.....................  $ 12  $ 10  $  9  $  3  $  3  $  3
  Employee contributions...........     -     -     -     -     -     -
  Interest cost....................    19    18    17     5     5     4
  Expected return on plan assets...   (26)  (23)  (21)    -     -     -
  Amortization of unrecognized
    items
    Transition
      obligation/(asset)...........    (2)   (2)   (2)    1     1     1
    Prior service cost.............     -    (1)   (1)    -     -     -
    Net (gain)/loss................     3     -     1     -    (1)   (1)
  Termination benefits and
    curtailment losses.............     1    (1)    1     1     -     2
                                     ----  ----  ----  ----  ----  ----
  Total net periodic benefit
    cost...........................     7     1     4    10     8     9
  Termination benefits related to
    First Brands merger............     6     -     -     -     -     -
                                     ----  ----  ----  ----  ----  ----
  Total expense....................  $ 13  $  1  $  4  $ 10  $  8  $  9
                                     ----  ----  ----  ----  ----  ----
                                     ----  ----  ----  ----  ----  ----

The expenses of employee termination related to the First Brands merger were charged to merger, integration, restructuring and asset impairment costs. The Company has defined contribution plans for most of its domestic employees not covered by collective bargaining agreements. Cost is based on the Company's profitability and on participants' deferrals. The aggregate cost of the defined contribution and multi-employer pension plans was $21 in 1999, $26 in 1998 and $24 in 1997.

19. INDUSTRY SEGMENT INFORMATION

The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," in 1999 and information regarding the Company's operating segments is shown below. Each segment is individually managed with separate operating results that are reviewed regularly by the chief operating decision maker. The operating segments include:

    - U.S. Home Care and Cleaning: Includes cleaning, bleach and other home care products, and professional products.

    - U.S. Specialty Products: Includes charcoal, automotive care, cat litter and insecticide categories.

    - U.S. Food, Food Preparation and Storage: Includes dressings, sauces, water filtration, food storage and disposal products.

    - International Operations: Includes operations outside the United States.

    - Corporate, Interest and Other: Includes certain non-allocated administrative costs, goodwill amortization, interest income, interest expense, merger, integration, restructuring and asset impairment costs, and other income and expense. Corporate assets include cash, marketable securities, the Company's headquarters and research and development facilities.

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

19. INDUSTRY SEGMENT INFORMATION (CONTINUED)
The following table represents operating segment information:

                                                                   U.S.
                                                   -------------------------------------                 CORPORATE,
                                                      HOME                   FOOD, FOOD                   INTEREST
                                        FISCAL      CARE AND     SPECIALTY   PREPARATION  INTERNATIONAL      AND         TOTAL
                                         YEAR       CLEANING     PRODUCTS    AND STORAGE   OPERATIONS       OTHER       COMPANY
                                      -----------  -----------  -----------  -----------  -------------  -----------  -----------
Net Sales...........................        1999    $   1,298    $     905    $   1,062     $     738             -    $   4,003
                                            1998        1,220          908        1,012           758             -        3,898
                                            1997        1,168          839        1,002           614             -        3,623

Earnings before Tax.................        1999          414          218          256            73     $    (531)         430
                                            1998          362          220          226           111          (363)         556
                                            1997          338          203          220            81          (343)         499

Identifiable Assets.................        1999        1,066          525          913         1,020           608        4,132
                                            1998        1,056          502          726         1,071           710        4,065
                                            1997        1,008          476          649           984           682        3,799

Capital Spending....................        1999           52           24           43            28            29          176
                                            1998           26           24           81            33            26          190
                                            1997           20           21           56            39            25          161

Depreciation and Amortization.......        1999           39           28           41            43            51          202
                                            1998           40           27           35            41            39          182
                                            1997           45           22           32            31            38          168

Interest Expense....................        1999            -            -            -             -            97           97
                                            1998            -            -            -             -           104          104
                                            1997            -            -            -             -            80           80

Sales to the Company's largest customer, Wal-Mart Stores, Inc. and its affiliates, were 18%, 15% and 14% of consolidated net sales in 1999, 1998 and 1997, respectively.

20. CONTINGENT LIABILITIES

The Company is subject to various lawsuits and claims, which include contract disputes, environmental issues, product liability, patent and trademark matters, advertising and taxes. Although the results of litigation cannot be predicted with certainty, it is the opinion of management, after consultation with counsel, that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company's financial position, results of operations or liquidity. It is possible that the Company's cash flows and results of operations in particular quarterly and annual periods could be affected by the one-time impacts of the resolution of the above contingencies.

                               THE CLOROX COMPANY

           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

21. EARNINGS PER SHARE

A reconciliation of the weighted average number of shares outstanding (in thousands) used to calculate basic and diluted earnings per share is as follows:

                                                                 1999       1998       1997
                                                               ---------  ---------  ---------
Basic........................................................    235,364    234,666    235,042
Stock options and other......................................      4,638      4,874      4,304
                                                               ---------  ---------  ---------
Diluted......................................................    240,002    239,540    239,346
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

              RESPONSIBILITY FOR CONSOLIDATED FINANCIAL STATEMENTS

The Company's management is responsible for the integrity and objectivity of the above financial statements. In fulfilling this responsibility, management maintains an effective system of internal accounting controls and supports a comprehensive internal audit program.

The Board of Directors has an Audit Committee consisting of independent directors. The Audit Committee meets regularly with management, internal auditors and Deloitte & Touche LLP, independent auditors. Deloitte & Touche LLP and the internal auditors have full authority to meet with the Audit Committee, either with or without management representatives present.

Deloitte & Touche LLP have completed their audit of the accompanying consolidated financial statements. Their report appears below.

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors of The Clorox Company:

We have audited the accompanying consolidated balance sheets of The Clorox Company and its subsidiaries (the "Company") as of June 30, 1999 and 1998, and the related statements of consolidated earnings, consolidated stockholders' equity and consolidated cash flows for the years ended June 30, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of the Company and First Brands Corporation, which has been accounted for as a pooling of interests as described in Note 1 to the consolidated financial statements. We did not audit the balance sheet of First Brands Corporation as of June 30, 1998, or the related statements of earnings, stockholders' equity and cash flows of First Brands Corporation for the years ended June 30, 1998 and 1997, which statements reflect total assets of $1,060,201,000 as of June 30, 1998, and total revenues of $1,203,670,000 and
$1,119,898,000 for the years ended June 30, 1998 and 1997, respectively. These statements were audited by other auditors whose report (which as to 1998 contains an explanatory paragraph as to the change in accounting principle described in Note 3 to the consolidated financial statements) has been furnished to us, and our opinion, insofar as it relates to the amounts included for First Brands Corporation for 1998 and 1997, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at June 30, 1999 and 1998, and the consolidated results of its operations and its cash flows for the years ended June 30, 1999, 1998, and 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Oakland, California
August 23, 1999

QUARTERLY DATA
THE CLOROX COMPANY

                                     1ST            2ND            3RD            4TH
                                   QUARTER        QUARTER      QUARTER(2)     QUARTER(2)         YEAR
-------------------------------------------------------------------------------------------

 IN MILLIONS, EXCEPT PER-SHARE AMOUNTS.
Year ended June 30, 1999
  Net Sales...................   $ 964          $ 947          $ 992          $1,100         $4,003
  Cost of Products Sold.......     458            459            473             542          1,932
  Net Earnings................     100             74             22              50            246

Per Common Share(1)
  Net Earnings
    Basic.....................   $0.42          $0.32          $0.09          $ 0.21         $ 1.05
    Diluted...................    0.42           0.31           0.09            0.21           1.03
  Dividends...................    0.17           0.18           0.18            0.18           0.71
  Market Price (NYSE)
    High......................      55 15/16       58 11/16       66 15/32        62 7/8         66 15/32
    Low.......................      39 11/16       40             53 29/32        46 1/4         39 11/16
    Year-end..................                                                                   53 13/32

Year ended June 30, 1998
  Net Sales...................   $ 914          $ 888          $ 967          $1,129         $3,898
  Cost of Products Sold.......     445            435            461             548          1,889
  Net Earnings................      86             56             92             109            343

Per Common Share(1)
  Net Earnings
    Basic.....................   $0.37          $0.24          $0.39          $ 0.46         $ 1.46
    Diluted...................    0.36           0.23           0.38            0.46           1.43
  Dividends...................    0.15           0.16           0.16            0.16           0.63
  Market Price (NYSE)
    High......................      37 3/16        40 1/16        44 31/32        48 5/16        48 5/16
    Low.......................      31             32 7/16        37 3/16         39 9/16        31
    Year-end..................                                                                   47 13/16

---------

(1) Reflects 2-for-1 stock split effective August 23, 1999.

(2) Net earnings for the third and fourth quarters of fiscal 1999 include the effect of significant merger, integration, restructuring and asset impairment costs.

FIVE-YEAR FINANCIAL SUMMARY
THE CLOROX COMPANY

 YEARS ENDED JUNE 30                                  1999       1998       1997       1996       1995
-------------------------------------------------------------------------------------------

 (IN MILLIONS, EXCEPT SHARE AND PER-SHARE DATA)
OPERATIONS
  Net sales....................................  $   4,003  $   3,898  $   3,623  $   3,265  $   2,996
                                                 ---------  ---------  ---------  ---------  ---------
  Percent change...............................        2.7        7.6       11.0        9.0        3.4
                                                 ---------  ---------  ---------  ---------  ---------
  Cost of products sold........................      1,932      1,889      1,767      1,631      1,478
  Operating expenses...........................      1,340      1,336      1,254      1,079      1,027
  Other........................................        121        114         84         76         78
  Merger and integration, restructuring and
    asset impairment...........................        180          3         19          -          -
                                                 ---------  ---------  ---------  ---------  ---------
  Total costs and expenses.....................      3,573      3,342      3,124      2,786      2,583
                                                 ---------  ---------  ---------  ---------  ---------
  Earnings before income taxes, extraordinary
    loss and cumulative effect of change in
    accounting principle.......................        430        556        499        479        413
  Income taxes.................................        184        206        199        192        169
                                                 ---------  ---------  ---------  ---------  ---------
  Earnings before extraordinary loss and
    cumulative effect of change in accounting
    principle..................................        246        350        300        287        244
  Extraordinary loss relating to the repurchase
    of subordinated debt, net of taxes.........          -          -          -          -         (4)
  Cumulative effect of change in accounting
    principle..................................          -         (7)         -          -          -
                                                 ---------  ---------  ---------  ---------  ---------
  Net earnings.................................  $     246  $     343  $     300  $     287        240
                                                 ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------
Percent change.................................      (28.3)      14.3        4.5       19.6      (11.8)

COMMON STOCK
  Weighted average shares outstanding (in
    thousands)(1)
    Basic......................................    235,364    234,666    235,042    236,818    241,886
    Diluted....................................    240,002    239,540    239,346    239,746    244,124
  Net earnings
    Basic......................................  $    1.05  $    1.46  $    1.27  $    1.21  $    0.99
    Diluted....................................       1.03       1.43       1.25       1.20       0.98
  Dividends....................................       0.71       0.63       0.56       0.51       0.45
  Stockholders' equity at end of year..........       6.67       6.32       6.10       5.74       5.41

OTHER DATA
  Property, plant and equipment-net............      1,054      1,016        948        871        816
  Property additions...........................        176        190        161        137        123
  Long-term debt...............................        702        704        946        556        419
  Percent return on net sales..................        6.1        8.8        8.3        8.8        8.0
  Total assets.................................      4,132      4,065      3,799      3,017      2,717
  Stockholders' equity.........................      1,570      1,473      1,430      1,349      1,296
  Percent return on average stockholders'
    equity.....................................       16.1       23.9       21.7       21.9       18.8

---------

(1) Reflects 2-for-1 stock split effective August 23, 1999.

                                  Recycle Logo

                           Printed on Recycled Paper

                                     PROXY

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                    BOARD OF DIRECTORS OF THE CLOROX COMPANY

The undersigned, whose signature appears on the reverse, hereby appoints G. C. SULLIVAN, P. D. BEWLEY and K. M. ROSE, and each of them, proxies with full power of substitution for and in the name of the undersigned to vote all the shares of Common Stock of The Clorox Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 17, 1999, and at any and all adjournments thereof, on all matters that may properly come before the meeting.

Your shares will be voted as directed on this card. If signed and no direction is given for any item, it will be voted in favor of Items 1, 2 and 3.

To vote by telephone or Internet, please see the reverse of this card. To vote by mail, please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

If you have any comments or a change of address, mark the appropriate box on
                                                 ---------------------------
the reverse side and use the following space:
----------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT. BY RETURNING YOUR VOTING INSTRUCTIONS PROMPTLY, YOU CAN
      AVOID THE INCONVENIENCE OF RECEIVING FOLLOW-UP MAILINGS PLUS HELP
                   THE COMPANY AVOID ADDITIONAL EXPENSES.


--------------------------------------------------------------------------------
DETACH PROXY CARD HERE IF YOU ARE VOTING BY MAIL AND RETURN IN ENCLOSED ENVELOPE


   CLOROX HAS EXPANDED THE SERVICES AVAILABLE ON OUR SHAREHOLDER DIRECT LINE.

Call 1-888-CLX-NYSE (1-888-259-6973) to access our expanded Clorox Shareholder Direct Services. Use the menu below to navigate through the options available to you:

Press 1     Delayed Stock Quote
Press 2     Dividend/Earnings Information
Press 3     News Releases
Press 4     Printed Materials Requests
              Press 1 to request faxed press releases
              Press 2 to request a mailed copy of available printed materials
Press 5     Shareholder Services
              Press 1 to reach our transfer agent
              Press 2 to reach Clorox Investor Relations
Press 6     Frequently Asked Questions

Log onto our web site at http://www.clorox.com/investors to view many of these same items online or to request mailed materials. You can even sign up for our news by email service.
                                     [LOGO]

--------------------------------------------------------------------------------

 /X/ PLEASE MARK                                                           0129
     CHOICES IN BLUE OR
     BLACK INK AS IN
     THIS SAMPLE.

     The Board of Directors unanimously recommends a vote FOR the election of the nominees for director and FOR proposals 2 and 3.

                                                                                                               FOR   WITHHELD
Nominees
--------                                                                       1. Election of Directors        / /     / /
01  Daniel Boggan, Jr.   05  Tully M. Friedman        09   Klaus Morwind         (See list to the left.)
02  Elaine L. Chao       06  Juergen Manchot          10   Edward L. Scharff
03  John W. Collins      07  Robert W. Matschullat    11   Lary R. Scott
04  Ursula Fairchild     08  Dean O. Morton           12   G. Craig Sullivan   For, except vote withheld
                                                      13   C. A. (Al) Wolfe    from the following
                                                                               nominee(s):

                                                                               ----------------------------------------------------
                                                                                                               FOR  AGAINST ABSTAIN
                                                                               2. Proposal to approve an       / /    / /     / /
                                                                                  amendment of The Clorox
                                                                                  Company's Certificate of
                                                                                  Incorporation to increase
                                                                                  the number of shares of
                                                                                  authorized Common Stock
                                                                                  of The Clorox Company.

                                                                               3. Proposal to ratify the       / /    / /     / /
                                                                                  selection of Deloitte
                                                                                  & Touche LLP, certified
                                                                                  public accountants, for
                                                                                  the fiscal year ending
                                                                                  June 30, 2000.

                                                                               Check this box if you have      / /
                                                                               comments or a change of
                                                                               address and use the back of
                                                                               this card.

                                                                               Check this box if you wish      / /
                                                                               to attend and vote at the
                                                                               meeting.

SIGNATURE(S)                           DATE
            ---------------------------     ------------------------------------
NOTE: Your signature should conform with your name as printed above. If signing as attorney, executor, administrator, trustee or guardian, please give your full title. If stock is owned by a partnership or corporation, please indicate your capacity in signing the proxy. If stock is held in joint partnership, all co-owners must sign. Please sign, date and return promptly.
--------------------------------------------------------------------------------
DETACH PROXY CARD HERE IF YOU ARE VOTING BY MAIL AND RETURN IN ENCLOSED ENVELOPE


        THE CLOROX COMPANY--ANNUAL MEETING--NOVEMBER 17, 1999     [LOGO]

                     CLOROX OFFERS PHONE OR INTERNET VOTING
                         24 hours a day, 7 days a week

ON A TOUCH-TONE PHONE, CALL TOLL-FREE 1-877-779-8683 (OUTSIDE THE US,
CANADA, PUERTO RICO AND THE US VIRGIN ISLANDS, CALL 201-536-8073). YOU WILL HEAR THESE INSTRUCTIONS:
-    Enter the last four digits from your social security number.
-    Enter the control number from the box above, just below the perforation.
-    You will then have two options:
     OPTION 1:   To vote as the Board of Directors recommends on all three
                 proposals; or
     OPTION 2:   To vote on each proposal separately.
-    Your vote will be repeated to you and you will be asked to confirm it.

LOG ONTO THE INTERNET AND TYPE: http://www.eproxyvote.com/clx
-    Have your proxy card ready and follow the instructions.
-    You will be able to elect to receive future mailings via the Internet.

Your electronic vote authorizes the proxies named on the reverse of this card to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

  IF YOU HAVE VOTED BY PHONE OR INTERNET, PLEASE DO NOT RETURN THE PROXY CARD.

                             THANK YOU FOR VOTING!
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